SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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PRGX GLOBAL, INC.

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PRGX GLOBAL, INC.

600 GALLERIA PARKWAY

SUITE 100

ATLANTA, GEORGIA 30339

(770) 779-3900

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD TUESDAY, JUNE 16, 2015

TO THE SHAREHOLDERS OF

PRGX GLOBAL, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of PRGX GLOBAL, INC. (the “Company”) will be held at the Company’s offices, 600 Galleria Parkway, Atlanta, Georgia 30339, on Tuesday, June 16, 2015, at 9:00 a.m., for the following purposes:

1.	To elect two Class I directors and one Class III director to serve until the Annual Meeting of Shareholders to be held in 2018 and 2017, respectively, or until their successors are elected and qualified;

2.	To ratify BDO USA, LLP as our independent registered public accounting firm for the fiscal year 2015;

3.	To approve the Company’s executive compensation (the “Say-on-Pay Resolution”);

4.	To transact such other business as may properly come before the meeting or any adjournments thereof.

The proxy statement is attached. Only record holders of the Company’s common stock at the close of business on April 15, 2015 will be eligible to vote at the meeting.

If you are not able to attend the meeting in person, please complete, sign, date and return your completed proxy in the enclosed envelope. If you attend the meeting, you may revoke your proxy and vote in person. However, if you are not the registered holder of your shares you will need to get a proxy from the registered holder (for example, your broker or bank) in order to attend and vote at the meeting.

By Order of the Board of Directors,

Patrick G. Dills, Chairman

May 6, 2015

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 is enclosed with this notice and proxy statement.

PRGX GLOBAL, INC.

600 GALLERIA PARKWAY

SUITE 100

ATLANTA, GEORGIA 30339

(770) 779-3900

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS

June 16, 2015

GENERAL INFORMATION

The Board of Directors of PRGX Global, Inc. (which we refer to in this proxy statement as “PRGX”, the “Company”, “we”, “us” or “our”) is furnishing you this proxy statement to solicit proxies on its behalf to be voted at the 2015 Annual Meeting of Shareholders. The annual meeting will be held on Tuesday, June 16, 2015, at 9:00 a.m., at the Company’s offices, 600 Galleria Parkway, Atlanta, Georgia 30339. The proxies may also be voted at any adjournments or postponements of the meeting. Upon a vote of the shareholders present at the annual meeting, we may adjourn the meeting to a later date if there are not sufficient shares present in person or by proxy to constitute a quorum or to permit additional time to solicit votes on any proposal to be presented at the annual meeting. You may obtain directions to the location of the 2015 Annual Meeting by contacting Victor A. Allums, Senior Vice President, General Counsel and Secretary, at the address or telephone number listed above.

This proxy statement and the accompanying form of proxy are first being mailed to shareholders on or about May 6, 2015. You must complete and return the proxy for your shares of common stock to be voted.

Any shareholder who has given a proxy may revoke it at any time before it is exercised at the meeting by:

•	delivering to the Secretary of the Company a written notice of revocation dated later than the date of the proxy;

•	executing and delivering to the Secretary a subsequent proxy relating to the same shares; or

•	attending the meeting and voting in person, unless you are a street name holder without a legal proxy, as explained below. Attending the meeting will not in and of itself constitute revocation of a proxy.

Shareholders who hold shares in “street name” (e.g., in a bank or brokerage account) must obtain a legal proxy form from their bank or broker to vote at the meeting. You will need to bring the legal proxy with you to the meeting, or you will not be able to vote at the meeting.

All communications to the Secretary should be addressed to the Secretary at the Company’s offices, 600 Galleria Parkway, Suite 100, Atlanta, Georgia 30339. Any proxy which is not revoked will be voted at the annual meeting in accordance with the shareholder’s instructions. If a shareholder returns a properly signed and dated proxy card but does not mark any choices on one or more items, his or her shares will be voted in accordance with the recommendations of the Board of Directors as to such items. The proxy card gives authority to the proxy holders to vote shares in their discretion on any other matter properly presented at the annual meeting.

The Company will pay all expenses in connection with the solicitation of proxies, including postage, printing and handling and the expenses incurred by brokers, custodians, nominees and fiduciaries in forwarding proxy material to beneficial owners. In addition to solicitation by mail, solicitation of proxies may be made personally or by telephone, facsimile or other means by directors, officers and employees of the Company and its subsidiaries. Directors, officers and employees of the Company will receive no additional compensation for any such further solicitation. The Company has retained Innisfree M&A Incorporated to assist in the solicitation. The fee to be paid for such services is estimated at approximately $12,500, plus reasonable out-of-pocket expenses.

Voting Requirements

Only holders of record of the Company’s common stock at the close of business on April 15, 2015 (the “Record Date”) are entitled to notice of, and to vote at, the annual meeting. Holders on the Record Date are referred to as the “Record Holders” in this proxy statement. On the Record Date, the Company had outstanding a total of 25,654,992 shares of common stock. Each share of common stock is entitled to one vote.

To constitute a quorum with respect to each matter to be presented at the annual meeting, there must be present, in person or by proxy, a majority of the total votes entitled to be cast by Record Holders of the common stock. Abstentions will be treated as present for purposes of determining a quorum. In addition, shares held by a broker as nominee (i.e., in “street name”) that are represented by proxies at the Annual Meeting, but that the broker fails to vote on one or more matters as a result of incomplete instructions from a beneficial owner of the shares (“broker non-votes”), will also be treated as present for quorum purposes. The election of directors is no longer considered a “routine” matter as to which brokers may vote in their discretion on behalf of clients who have not furnished voting instructions with respect to the election of directors. As a result, if you hold your shares in street name and do not provide your broker with voting instructions, your shares will not be voted at the annual meeting with respect to the election of directors or the Company’s Say-on-Pay proposal. The ratification of BDO USA, LLP as our independent registered public accounting firm is considered a “routine matter,” and therefore, brokers will have the discretion to vote on this matter even if they do not receive voting instructions from the beneficial owner of the shares.

With respect to Proposal 1 regarding the election of directors, assuming a quorum, the candidates receiving a plurality of the votes cast by the Record Holders of the common stock will be elected directors. Under plurality voting, assuming a quorum is present, the candidates receiving the most votes will be elected, regardless of whether they receive a majority of the votes cast. Abstentions and broker non-votes will have no effect on the outcome.

With respect to Proposal 2 regarding approval of the independent registered public accounting firm, ratification of this appointment requires that a quorum be present and that the number of votes cast “for” the proposal exceeds the votes cast “against” it. Abstentions and broker non-votes will have no effect on the outcome.

With respect to Proposal 3 regarding approval of the Say-on-Pay Resolution, approval of this proposal requires that a quorum be present and that the number of votes cast “for” the proposal exceed the votes cast “against” it. Abstentions and broker non-votes will have no effect on the outcome. The Company’s Say-on-Pay vote is advisory in nature, and the ultimate outcome of the vote is non-binding on the Company.

Votes cast by proxy or in person at the annual meeting will be counted by the person or persons appointed by the Company to act as inspector(s) of election for the meeting. Prior to the meeting, the inspector(s) will sign an oath to perform their duties in an impartial manner and to the best of their abilities. The inspector(s) will ascertain the number of shares outstanding and the voting power of each of such shares, determine the shares represented at the meeting and the validity of proxies and ballots, count all votes and ballots and perform certain other duties as required by law.

We expect that shares owned by current executive officers and directors of the Company will be voted in favor of the nominees for director that have been recommended by the Board and in accordance with the Board’s recommendations on the other proposals. As of April 15, 2015, shares owned by current executive officers and directors of the Company and entitled to vote at the annual meeting represented in the aggregate approximately 5.87% of the shares of common stock outstanding on that date.

Any other proposal not addressed herein but properly presented at the meeting will be approved if a proper quorum is present and the votes cast in favor of it meet the threshold specified by the Company’s Articles, Bylaws and by Georgia law with respect to the type of matter presented. No shareholders have submitted notice of intent to present any proposals at the annual meeting as required by the Company’s Bylaws.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on June 16, 2015

In accordance with rules adopted by the United States Securities and Exchange Commission (the “SEC”), we are also making this proxy statement and our annual report available to shareholders electronically via the Internet. To access this proxy statement and the Company’s Annual Report on Form 10-K on the Internet, please visit www.prgx.com/proxy.

PROPOSAL 1: ELECTION OF DIRECTORS

The Company currently has nine directors. The Board is divided into three classes of directors, designated as Class I, Class II and Class III. The directors in each class serve staggered three-year terms. Shareholders annually elect directors to serve for the three-year term applicable to the class for which such directors are nominated or until their successors are elected and qualified. At the annual meeting, shareholders will be voting to elect (i) two directors to serve as Class I directors; and (ii) one director to serve as a Class III director. The terms of Gregory J. Owens and Joseph E. Whitters, currently serving as Class I directors, and William F. Kimble, currently serving as a Class III director, will expire at the annual meeting unless they are re-elected. The term of Philip J. Mazzilli, Jr., currently serving as a Class I director, will expire at the annual meeting. Mr. Mazzilli is not standing for re-election as a result of the Board’s director retirement policy, which provides that a director who has reached the age of 72 will not be nominated for re-election.

The persons named in the proxy intend to vote FOR the election of all the nominees named below as directors of the Company, unless otherwise specified in the proxy. Those directors of the Company elected at the annual meeting to be held on June 16, 2015, to serve as Class I or Class III directors, as the case may be, will each serve a three- or two-year term, respectively, or until their successors are elected and qualified. Each of the nominees has consented to serve on the Board of Directors if elected. Should any nominee become unable to accept nomination or election, which is not anticipated, it is the intention of the persons named in the proxy, unless otherwise specifically instructed in the proxy, to vote for the election of such other person as the Board of Directors may nominate.

Set forth below are the name, age and director class of each director nominee and director continuing in office following the annual meeting and the period during which each has served as a director.

The Board’s Nominees for Class I Directors are:

Nominee	Age	Service as Director
Gregory J. Owens	55	Since March 2015
Joseph E. Whitters(1) (2)	57	Since January 2013

(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.

The Board’s Nominee for Class III Director is:

Nominee	Age	Service as Director
William F. Kimble	55	Since April 2015

The Board of Directors of the Company recommends a vote FOR the election of each of the nominees named above for election as director.

Directors Continuing in Office

Continuing Director	Age	Class	Term Expires	Service as Director
Patrick G. Dills(1) Mylle H. Mangum(2)(3) Ronald E. Stewart David A. Cole(2)(3) Archelle Georgiou Feldshon(3)	61 66 60 72 52	Class II Class II Class II Class III Class III	2016 2016 2016 2017 2017	Since March 2006 Since January 2013 Since November 2012 Since February 2003 Since September 2010

(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Nominating and Corporate Governance Committee.

Information about Nominees for Election as a Class I Director

Gregory J. Owens is currently serving as the Chairman and Chief Executive Officer of IronPlanet, a leading online marketplace for used heavy equipment. Prior to serving in his current role at IronPlanet, Mr. Owens served as Managing Director of RedZone Capital, a private equity company focused on turning around and growing under-performing companies. Prior to RedZone Capital, Mr. Owens served as Chairman and Chief Executive Officer of Manugistics Group Inc., a publicly traded global enterprise software solutions company. Mr. Owens also previously served as Global Managing Partner Supply Chain Management of Andersen Consulting (now Accenture). Mr. Owens has received numerous awards from the business community including: Maryland Technology CEO of the Year, Washington Titan of Business and Mid-Atlantic Technology Entrepreneur of the Year.

Mr. Owens brings broad business experience to the Board as a result of his having held numerous executive level roles for several companies. Mr. Owens also brings to the Board many years of experience serving on boards of directors, including his previous service as a director of S1 Corporation, a publicly traded software company, and his current and past service on the board of directors of a number of private companies, primarily in the software industry.

Joseph E. Whitters has been a consultant to Frazier Healthcare, a private equity firm, since 2005. From 1986 to 2005, Mr. Whitters served in various capacities with First Health Group Corp., a publicly traded managed care company, including for a majority of that time as its Chief Financial Officer. He also previously served as the Controller for United Healthcare Corp. from 1984 to 1986. Prior to that, Mr. Whitters served as the Manager of Accounting and Taxation for Overland Express, a publicly traded trucking company, and he began his career in public accounting with Peat Marwick (now KPMG). Mr. Whitters currently serves as a director of InfuSystem Holdings, Inc., a provider of ambulatory infusion pumps and associated clinical services. The Board has determined that Mr. Whitters qualifies to serve as an Audit Committee financial expert.

Mr. Whitters is a CPA and brings to the Board over 30 years of financial and other business experience, much of it in the healthcare industry. He developed extensive financial expertise and leadership abilities during his service in senior finance roles at First Health Group and United Healthcare, which has allowed him to bring these critical abilities and accounting skills to the Board.

Information about Nominee for Election as a Class III Director

William F. Kimble served as KPMG’s Office Managing Partner of the Atlanta office and Managing Partner – Southeastern United States, where he was responsible for the firm’s audit, advisory and tax operations from 2009 until his retirement in early 2015. Mr. Kimble was also responsible for moderating KPMG’s Audit Committee Institute (ACI) and Audit Committee Chair Sessions. Mr. Kimble had been with KPMG or its predecessor firm (Peat, Marwick, Main & Co.) since 1986. During his tenure with KPMG, Mr. Kimble held numerous senior leadership positions, including Global Chairman for Industrial Markets. Mr. Kimble also served as KPMG’s Energy Sector Leader for approximately 10 years and was the executive director of KPMG’s Global Energy Institute.

Mr. Kimble brings many years of international business experience to the Board, having acquired knowledge of the needs and inner workings of global companies and having developed a multinational business perspective through his work at KPMG. Mr. Kimble also brings to the Board a broad knowledge of the most current and pressing audit issues faced by public companies today.

Information about the Class I Director whose Term will Expire at the 2015 Annual Meeting of Shareholders

Philip J. Mazzilli, Jr. is a financial and general business consultant. From 2000 to 2003 he was Executive Vice President and Chief Financial Officer of Equifax Corporation, an international provider of consumer credit information and information database management. From 1999 to 2000 he was Executive Vice President and Chief Financial Officer of Nova Corporation, a payment services company.

Mr. Mazzilli brings highly valuable financial expertise, leadership skills and strategic planning abilities to the Board, developed from his many years as a finance manager and executive, including his prior service as Chief Financial Officer at Equifax and Nova Corporation. He is highly experienced and knowledgeable in financial analysis, financial statements and risk management, and the Board has determined that he qualifies to serve as an Audit Committee financial expert.

Information about the Class II Directors whose Terms will Expire at the 2016 Annual Meeting of Shareholders

Patrick G. Dills is Chairman of PRGX Global, Inc. He also served as Interim President and Chief Executive Officer of the Company in 2008 to 2009. Mr. Dills also serves as Chairman of Ameritox Ltd., a laboratory in the medication monitoring market. Mr. Dills previously served as Executive Chairman of MSC Group, Inc. (now One Call Medical) from 2006 to 2012 and he served as the Chairman of Paradigm Management Services, LLC from 2009 to 2012. Mr. Dills also served from 1988 to 2005 in several executive positions at First Health Group Corp. (now part of Aetna). Mr. Dills’s last positions at First Health Group were President of CCN (Community Care Networks) and Executive Vice-President.

Mr. Dills has extensive experience serving in senior leadership and management roles of several companies. Through this service, his service as a member of the Compensation and Audit Committees of Paradigm Management Services, LLC, and his prior service as a director of a public company, Mr. Dills has developed excellent leadership and risk oversight skills and a solid understanding of corporate governance matters.

Mylle H. Mangum is the Chief Executive Officer of IBT Enterprises, LLC, a company focused on design, construction and training services for the financial services and specialty retail industries, a position that she has held since 2003. She was formerly the Chief Executive Officer of True Marketing Services, LLC. Prior to this, she served as the CEO of MMS Incentives, Inc. from 1999 to 2002. Ms. Mangum also previously served in management roles with Holiday Inn Worldwide, BellSouth and General Electric. Ms. Mangum currently serves as a director for Barnes Group Inc., Haverty Furniture Companies, Inc. and Express, Inc. and previously served as a director for Collective Brands, Inc., Emageon Inc., a provider of enterprise-level information technology to healthcare provider organizations, Matria Healthcare, Inc., a provider of health advisory services, and Respironics, Inc., a medical supply company.

Ms. Mangum brings to the Board particular knowledge and years of experience in retail, merchandising, marketing, strategy, technology, supply chain, logistics, international business, and multi-division general management experience. She also brings to the Board many years of experience serving on the boards of directors of publicly traded companies.

Ronald E. Stewart is the Company’s President and Chief Executive Officer. He was appointed interim President and interim Chief Executive Officer of the Company on November 15, 2013 and became the Company’s permanent President and Chief Executive Officer effective as of December 13, 2013. In addition to his roles with the Company, Mr. Stewart is an investor and business entrepreneur. Prior to his current pursuits, Mr. Stewart was a senior partner with Accenture, holding a number of executive positions during his 30-year career at the firm. Mr. Stewart retired from Accenture in October 2007. During his tenure at Accenture, Mr. Stewart served as the global client partner for a number of Fortune 100 clients and led the firm’s retail and consumer goods practice in the eastern United States for a number of years. Mr. Stewart also led Accenture’s global transportation and travel industry program and served as the North America Managing Partner for the automotive, industrial manufacturing and transportation/travel industry groups. Mr. Stewart is a former member of Accenture’s Global Executive Committee and of the board of directors of the Accenture Foundation.

Mr. Stewart brings to the Board management’s perspective of the Company and its operations, which is an invaluable asset to the Board in its direction of the Company’s future. Mr. Stewart also brings to the Board expertise in the fundamental analysis of investment opportunities and the evaluation of business strategies and valuable leadership skills and knowledge gained from over 30 years of providing global professional services to clients during his tenure at Accenture.

Information about the Class III Directors whose Terms will Expire at the 2017 Annual Meeting of Shareholders

David A. Cole is the retired Chairman of the Board and Chief Executive Officer of Kurt Salmon Associates, Inc. (“KSA”), an international management consulting firm serving the retail, consumer products and healthcare industries. He was appointed president of KSA in 1983, served as its chief executive officer from 1988 through 1998 and served as its chairman from 1988 to 2001. Mr. Cole formerly served as a director of AMB Property Corporation, a global owner and operator of industrial real estate, until its merger with Prologis, Inc. in 2011. Mr. Cole currently serves on the Dean’s Advisory Council of Goizueta Business School at Emory University.

Having served as Chairman and CEO of KSA, Mr. Cole brings deep experience in global professional services to the Board of Directors. Through his prior service on the board of directors of several publicly-traded companies, Mr. Cole has significant experience and expertise in the areas of corporate management, leadership, executive compensation and corporate governance.

Archelle Georgiou Feldshon, M.D. is the president of Georgiou Consulting, LLC, a healthcare consulting firm that she founded in December of 2007. Prior to December 2007, Dr. Georgiou worked for UnitedHealth Group Corporation for over 12 years in numerous executive-level positions, including National Medical Director, Chief Medical Officer, CEO – Care Management, and culminating with her position as Executive Vice President – Strategic Relations, Specialized Care Services. Over the course of her career, Dr. Georgiou has made numerous media contributions regarding the latest healthcare industry news and trends, including, since January 2007, as a healthcare expert and media correspondent for a twice weekly television segment in Minneapolis-St. Paul, Minnesota. Dr. Georgiou is an instructor at the University of Minnesota Carlson School of Business. She is also a Senior Advisor to TripleTree and Chair of Health Executive Roundtable, a healthcare think tank focusing on innovative changes in the healthcare industry. Dr. Georgiou graduated from the Johns Hopkins School of Medicine in 1986. She trained and practiced in internal medicine in Northern California before transitioning into healthcare administration and policy.

Dr. Georgiou brings to the Board many years of management, leadership and marketing and communications experience, including over two decades of experience in the healthcare industry and highly valuable expertise in the areas of healthcare management and policy, the use of healthcare databases in the development of healthcare informatics, predictive modeling and software development. Dr. Georgiou’s experience and perspective provide the Board with valuable insight, particularly with respect to the Company’s healthcare-related services.

PROPOSAL 2: RATIFY THE APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Our Board of Directors, upon the recommendation of our Audit Committee, has appointed BDO USA, LLP (“BDO”) as the Company’s independent registered public accounting firm for the 2015 fiscal year. A proposal will be presented at the annual meeting to ratify the appointment of BDO as our independent registered public accounting firm for the 2015 fiscal year. Shareholder ratification of the selection of BDO as our independent registered public accounting firm is not required but is being presented to our shareholders as a matter of good corporate practice. Notwithstanding shareholder ratification of the appointment of the independent registered public accounting firm, the Audit Committee, in its discretion, may direct the appointment of a new independent registered public accounting firm if the Audit Committee believes that such a change would be in our best interests and the best interests of our shareholders. If the shareholders do not ratify the appointment, the Audit Committee will reconsider the appointment of BDO. We have been advised that a representative from BDO will be present at the annual meeting, will be given an opportunity to speak if he or she desires to do so, and will be available to answer appropriate questions.

The Board of Directors recommends a vote FOR approval to ratify the appointment of the independent registered public accounting firm.

PROPOSAL 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) requires that the Company’s shareholders have the opportunity to cast a non-binding advisory vote regarding the compensation of the Company’s executive officers who are named in the Summary Compensation Table contained in this proxy statement whom we refer to as our “named executive officers.” We have disclosed the compensation of our named executive officers pursuant to rules adopted by the SEC.

At our annual meeting of shareholders held on May 24, 2011, our shareholders approved our proposal to hold a “Say-on-Pay” vote every year. As a result, we have committed to annual “Say-on-Pay” votes. At our annual meeting of shareholders held on June 24, 2014, our shareholders approved our “Say-on-Pay” resolution with approximately 91% of the votes cast approving the 2013 executive compensation described in our 2014 proxy statement. In determining executive compensation for 2015, the committee has considered and will continue to consider the shareholder support that the “Say-on-Pay” proposal received at the 2014 annual meeting of shareholders. This strong support from our shareholders confirms our belief that our compensation programs are reasonable, effectively designed and continue to be aligned with the interests of our shareholders.

As we describe in detail in the Compensation Discussion and Analysis section and the accompanying compensation tables and narrative discussion contained in this proxy statement, we have designed our executive compensation programs to drive our long-term success and increase shareholder value. We use our executive compensation programs to provide compensation that will (i) attract and retain our named executive officers, (ii) encourage our named executive officers to perform at their highest levels by directly linking a material portion of their total compensation with key Company financial and operational performance objectives, and (iii) directly align our executive compensation with shareholders’ interests through the grants of equity-based incentive awards.

Our Compensation Committee has overseen the development and implementation of our executive compensation programs using these core compensation principles as a guide. Our Compensation Committee also continuously reviews, evaluates and updates our executive compensation programs as needed to ensure that we continue to provide competitive compensation that motivates our named executive officers to perform at their highest levels while simultaneously increasing long-term shareholder value. We highlight the following aspects of our executive pay program that we believe reflect sound governance and effective program design:

•	All executive compensation decisions made by an independent and active Compensation Committee

•	A pay philosophy that seeks to emphasize variable over fixed compensation

•	A pay mix that seeks to provide both short-term and long-term incentives

•	Short-term and long-term incentive opportunities tied to a balanced performance measurement system that includes top line growth (revenue), operating income (adjusted EBITDA) and stock price performance

•	A balanced long-term incentive grant mix that has historically included stock options and restricted stock to achieve both performance and retention objectives

•	An equity plan that prohibits re-pricing without shareholder approval

•	Change-of-control agreements that require a “double-trigger” (change-of-control plus actual separation) for separation payments and that do not provide an excise tax gross-up, and

•	Minimal executive perquisites or other enhanced benefits for executives.

This advisory shareholder vote, commonly referred to as a “Say-on-Pay” vote, gives you as a shareholder the opportunity to approve or not approve the compensation of our named executive officers that is disclosed in this proxy statement by voting for or against the following resolution (or by abstaining with respect to the resolution):

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement in accordance with the compensation disclosure requirements of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and the related narrative disclosures herein, is hereby APPROVED.

Because your vote is advisory, it will not be binding on either the Board of Directors or the Company. However, our Compensation Committee will take into account the outcome of the shareholder vote on this proposal when considering future executive compensation decisions and arrangements.

The Board of Directors recommends a vote FOR approval of the compensation paid to the Company’s named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure requirements of the Securities and Exchange Commission, including in Compensation Discussion and Analysis, compensation tables and the related narrative disclosures.

INFORMATION ABOUT THE BOARD OF DIRECTORS

AND COMMITTEES OF THE BOARD OF DIRECTORS

Independence

The Board of Directors has evaluated the independence of each Board member and has determined that the following directors, which constitute a majority of the Board, are independent in accordance with the Nasdaq and SEC rules governing director independence: Dr. Georgiou, Ms. Mangum and Messrs. Cole, Dills, Kimble, Mazzilli, Owens and Whitters. In determining Mr. Owens’ independence, the Board considered that Mr. Stewart, the Company’s President and CEO, is an investor in IronPlanet, a privately held company for which Mr. Owens currently serves as Chairman and CEO. The Board determined that Mr. Stewart’s investment, which represents less than 0.2% of the ownership of the company, was immaterial and did not impair Mr. Owens’ independence.

Meetings of the Board of Directors and Attendance at the Annual Meeting of Shareholders

During 2014, there were nine meetings of the Board of Directors. Each incumbent director attended more than 75 percent of the aggregate of all meetings of the Board of Directors held while he or she was a director and any committees on which that director served.

The Board of Directors does not have a policy requiring director attendance at the annual shareholders meeting. However, directors are encouraged to attend. All of our then-serving directors other than Steven P. Rosenberg, who resigned from the Board of Directors immediately following the 2014 annual meeting, attended the 2014 Annual Meeting of Shareholders.

Director Compensation

The following table presents information relating to total compensation for the fiscal year ended December 31, 2014, with respect to those directors that served during the year. Information with respect to the compensation of Mr. Stewart is included below under “Executive Compensation.” As an executive officer of the Company, Mr. Stewart does not receive any compensation for his service as a director.

Name	Fees Earned or Paid In Cash	Stock Awards (1)(2)	Option Awards(3) (4)	All Other Compensation	Total
	($)	($)	($)	($)	($)
David A. Cole	62,458	55,122	16,182	—	133,762
Patrick G. Dills	109,167	55,122	16,182	—	180,471
Archelle Georgiou Feldshon	51,167	55,122	16,182	—	122,471
Mylle H. Mangum	53,708	55,122	16,182	—	125,012
Philip J. Mazzilli, Jr.	67,333	55,122	16,182	—	138,637
Joseph E. Whitters	72,917	55,122	16,182	—	144,221
Steven P. Rosenberg(5)	40,250	—	—	—	40,250

(1)	The amount represents the grant date fair value of stock awards granted in the fiscal year valued in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718. This amount does not represent our accounting expense for these awards during the year and does not correspond to the actual cash value recognized by the director when received. On June 23, 2014, each director received 8,546 shares of restricted stock or restricted stock units which vest on the earlier of (a) June 23, 2015 and (b) the date of, and immediately prior to, the 2015 Annual Meeting of Shareholders.

(2)	The number of unvested stock awards outstanding as of December 31, 2014 for each director other than Mr. Stewart was as follows: Mr. Cole, 8,546, Mr. Dills, 8,546, Dr. Georgiou, 8,546, Ms. Mangum 17,092, Mr. Mazzilli, 8,546 and Mr. Whitters, 17,092. As a result of their participation in the Company’s Deferred Compensation Plan for Non-Employee Directors, 8,546 of the unvested stock awards granted to Dr. Georgiou, Ms. Mangum and Mr. Whitters on June 23, 2014 were in the form of restricted stock units, while the remaining unvested stock awards were in the form of restricted stock.
(3)	The amount represents the grant date fair value of option awards granted in the fiscal year valued in accordance with FASB ASC Topic 718. This amount does not represent our accounting expense for these awards during the year and does not correspond to the actual cash value recognized by the director when received. On June 23, 2014, each director received 8,546 stock options with an exercise price of $6.45 which vest on the earlier of (a) June 23, 2015 and (b) the date of, and immediately prior to, the 2015 Annual Meeting of Shareholders.
(4)	The aggregate number of option awards outstanding as of December 31, 2014 for each director other than Mr. Stewart was as follows: Mr. Cole, 62,448, Mr. Dills, 53,902, Dr. Georgiou, 50,421, Ms. Mangum 29,199, Mr. Mazzilli, 45,356, and Mr. Whitters 29,199.
(5)	Mr. Rosenberg resigned from the Board of Directors immediately following the 2014 annual meeting of shareholders held on June 24, 2014.

Each non-employee member of the Board is paid a $30,000 annual retainer for his or her service on the Board and the Chairman of the Board is paid an additional $60,000 annual retainer for his service in that capacity. Non-employee members of Board committees are paid annual committee retainers of $10,000 for the Audit Committee, $7,500 for the Compensation Committee and $5,000 for the Nominating and Corporate Governance Committee. Chairs of each of these committees are paid supplemental annual committee chair retainers equal to the amount of the applicable member retainer for the particular committee. Non-employee directors also receive a $1,500 per meeting attendance fee for attendance at Board meetings and the annual meeting of shareholders, if the annual meeting of shareholders is not held in conjunction with a Board meeting. Directors are reimbursed for all out-of-pocket expenses, if any, incurred in attending Board and committee meetings.

In addition to cash compensation, the Board may grant nonqualified stock options or other equity awards to the non-employee directors from time to time. On June 23, 2014, the Company granted 8,546 shares of restricted stock or restricted stock units and options to purchase 8,546 shares of the Company’s common stock to each of the Company’s then-serving non-employee directors (Ms. Mangum, Messrs. Cole, Dills, Mazzilli and Whitters and Dr. Georgiou). All of the options granted to the directors on June 23, 2014 have an exercise price of $6.45 and will vest on the earlier of (a) June 23, 2015 and (b) the date of, and immediately prior to, the 2015 Annual Meeting of Shareholders. These options will expire on June 22, 2020. The restricted stock or restricted stock units granted to the directors on June 23, 2014 will vest on the earlier of (a) June 23, 2015 and (b) the date of, and immediately prior to, the 2015 Annual Meeting of Shareholders.

Upon his appointment to the Board on March 16, 2015, the Company granted Gregory J. Owens (a) 2,849 shares of restricted stock and options to purchase 2,849 shares of the Company’s common stock, both vesting in full on the earlier of (x) June 23, 2015 and (y) the date of, and immediately prior to, the 2015 Annual Meeting of Shareholders, and (b) as a one-time election grant, an additional 8,546 stock options and an additional 8,546 shares of restricted stock, both of which vest on March 16, 2018. The options granted to Mr. Owens have an exercise price of $4.07 and the grant of 2,849 options will expire on March 15, 2021, while the grant of 8,546 options will expire on March 15, 2022.

Upon his appointment to the Board on April 21, 2015, the Company granted William F. Kimble (a) 1,424 shares of restricted stock and options to purchase 1,424 shares of the Company’s common stock, both vesting in full on the earlier of (x) June 23, 2015 and (y) the date of, and immediately prior to, the 2015 Annual Meeting of Shareholders, and (b) as a one-time election grant, an additional 8,546 stock options and an additional 8,546 shares of restricted stock, both of which vest on April 21, 2018. The options granted to Mr. Kimble have an exercise price of $3.91 and the grant of 1,424 options will expire on April 20, 2021, while the grant of 8,546 options will expire on April 20, 2022.

Board Leadership Structure and Role in Risk Oversight

The Board of Directors determines what leadership structure it deems appropriate from time to time based on factors such as the experience of the Company’s Board members and executive officers, the current business environment of the Company and other relevant factors. After considering these factors, the Board has determined that the appropriate leadership structure for the Company at this time is a Board of Directors with an independent Chairman of the Board (Mr. Dills) and a Chief Executive Officer (Mr. Stewart) who also serves on the Company’s Board. We believe that the role of an independent Chairman enhances the Board’s oversight of management of the Company and helps to ensure that the Board is fully engaged with the Company’s strategy and its implementation. Mr. Dills has served as Chairman of the Board since December 1, 2008 and the Board believes that it is important that the Board chairmanship be rotated from time-to-time. Accordingly, the Board anticipates that Joseph E. Whitters will be appointed Chairman of the Board following the 2015 annual meeting of shareholders.

Management of the Company is responsible for the Company’s day-to-day risk management and the Board serves in a risk management oversight role. The Audit Committee assists the Board of Directors in fulfilling this oversight function. The Audit Committee and management of the Company periodically review various risks facing the Company and the internal controls and procedures in place to manage such risks. In addition, the Audit Committee and full Board consider risk-related matters on an ongoing basis in connection with deliberations regarding specific transactions and issues.

Stock Ownership Guidelines

Directors. In May 2008, the Nominating and Corporate Governance Committee adopted stock ownership guidelines for the Company’s non-employee directors to better align the interests of non-employee directors with shareholders. The guidelines require non-employee directors to own shares of Company stock with a value equal to or greater than four times the amount of the annual retainer paid to the non-employee director for Board service. Directors have three years to achieve compliance with the guidelines. Shares must be owned directly by the director or his immediate family residing in the same household or in trust for the benefit of the non-employee director or his immediate family. Restricted stock units, unvested shares of restricted stock and stock options (vested or unvested) do not count toward satisfaction of the guidelines. The Nominating and Corporate Governance Committee has authority to grant exceptions to the guidelines in rare circumstances. As of December 31, 2014, all directors were in compliance with the director stock ownership guidelines.

Executive Officers. In September 2011, we established stock ownership guidelines for our executive officers to further align their interests with those of our shareholders. See “Compensation Discussion and Analysis – Executive Stock Ownership Guidelines” below for a discussion of these stock ownership guidelines.

Audit Committee

The Company’s Audit Committee consists of three independent directors: Messrs. Dills, Mazzilli, and Whitters. Mr. Mazzilli currently serves as Chairman of the Audit Committee, and the Board has determined that Mr. Mazzilli and Mr. Whitters both qualify as an “audit committee financial expert,” as such term is defined in Item 407(d) of SEC Regulation S-K. The Board of Directors has determined that the current Audit Committee members satisfy the independence criteria included in the current listing standards for the Nasdaq Global Select Market and by the SEC for audit committee membership. The Audit Committee met 12 times in 2014. The Audit Committee has sole authority to retain the Company’s independent registered public accounting firm and reviews the scope of the Company’s annual audit and the services to be performed for the Company in connection therewith. The Audit Committee also formulates and reviews various Company policies, including those relating to accounting practices and the internal control structure of the Company, and the Company’s procedures for receiving and investigating reports of alleged violations of the Company’s policies and applicable regulations by the Company’s directors, officers and employees. The Audit Committee also reviews and approves any related party transactions. The Board has adopted a written Audit Committee Charter which is available at the Company’s website: www.prgx.com or upon written request to the Secretary of the Company at 600 Galleria Parkway, Suite 100, Atlanta, Georgia 30339. See “Report of the Audit Committee.”

Audit Committee Pre-Approval Policies and Procedures. The Audit Committee approves each engagement of the Company’s principal accountants for audit and non-audit related services and associated projected fees in advance of such engagement.

Compensation Committee

The Company’s Compensation Committee consists of three independent directors: Messrs. Cole and Whitters and Ms. Mangum. Mr. Whitters is Chairman of the Compensation Committee. The Board of Directors has determined that each of the Compensation Committee members is independent based on the current listing standards for the Nasdaq Global Select Market.

The Compensation Committee held eight meetings in 2014. The Compensation Committee determines the compensation of the executive officers of the Company and the other members of the Company’s senior leadership team. The Compensation Committee also administers the Company’s benefit plans, including the 2008 Equity Incentive Plan, the Stock Incentive Plan, the Performance Bonus Plan, and the 2006 Management Incentive Plan and makes recommendations to the Nominating and Corporate Governance Committee regarding director compensation. The Compensation Committee determines the amounts and types of all awards of stock-based compensation to individuals who file reports pursuant to Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”). Each member of the Compensation Committee is a “nonemployee” director, as such term is defined in Rule 16b-3 promulgated pursuant to the Exchange Act. Each member is also an “outside” director, as such term is defined in the regulations promulgated pursuant to Section 162(m) of the Code. The Compensation Committee’s charter requires that all members of the Committee shall be independent from the Company and that at least two members shall satisfy the definition of “nonemployee” director described above. The Compensation Committee charter is available at the Company’s website: www.prgx.com or upon written request to the Secretary of the Company at 600 Galleria Parkway, Suite 100, Atlanta, Georgia 30339. For information regarding the Company’s 2014 executive compensation, see “Compensation Discussion and Analysis.”

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee (“NCG Committee”) consists of three independent directors: Dr. Georgiou, Ms. Mangum and Mr. Cole. The Board of Directors has determined that each of the NCG Committee members is independent based on the listing standards for the Nasdaq Global Select Market. Ms. Mangum serves as Chairman of the NCG Committee. The NCG Committee met six times in 2014. The NCG Committee has the responsibility to consider and recommend nominees for the Board of Directors and its committees, to oversee review and assessment of the performance of the Board, set Board compensation, and monitor and recommend governance principles and guidelines for adoption by the Board.

The Board has delegated to the NCG Committee the responsibility for evaluating current Board members at the time they are considered for re-nomination. After considering the appropriate skills, expertise and experience needed on the Board, the independence, expertise, experience, skills and performance of the current membership of the Board, and the willingness of Board members whose terms are expiring to be re-nominated, the NCG Committee recommends to the Board whether those directors should be re-nominated.

In preparation for the Company’s annual meeting of shareholders and at such other times as appropriate, the NCG Committee considers whether the Board would benefit from adding one or more additional Board members, and if so, the skills, expertise and experience sought. If the Board determines that a new member or members would be beneficial, the NCG Committee sets the qualifications for the position(s) and conducts searches to identify qualified candidates. Such searches may use the services of an executive search firm that would receive a fee for its services. The NCG Committee (or its Chairman) screens the available information about the potential candidates. Based on the results of the initial screening, interviews with the viable candidates are scheduled with NCG Committee members, other members of the Board and, from time to time, senior members of management. Upon completion of these interviews and other due diligence, the NCG Committee may recommend to the Board the election or nomination of a candidate. All potential candidates, regardless of whether they are developed through the executive search firm or otherwise, are reviewed and evaluated using same process.

When the NCG Committee engages an executive search firm, the search firm performs research to identify and qualify potential candidates using the desired qualifications identified by the NCG Committee, contacts such qualified candidates to ascertain their interest in serving on the Company’s Board, collects resumes and other data about the interested candidates and recommends candidates for further consideration by the NCG Committee.

The NCG Committee has no set minimum criteria for selecting Board nominees, although its preference is that a substantial majority of all non-executive directors possess the following qualifications: independence in accordance with the listing standards established for companies listed on the Nasdaq Global Select Market; significant leadership experience at the corporate level in substantial and successful organizations; relevant, but non-competitive, business experience; the ability and commitment to devote the time required to fully participate in Board and committee activities; strong communication and analytical skills; and a personality that indicates an ability to work effectively with the other members of the Board and management. In evaluating candidates for the Board of Directors, the NCG Committee seeks to maintain a balance of diverse business experience, education, skills and other individual qualities and attributes in order to enhance the quality of the Board’s deliberations and decision-making processes. In any given search, the NCG Committee may also define particular characteristics for candidates to balance the overall skills and characteristics of the Board with the perceived needs of the Company.

The NCG Committee will also consider nominating for service on the Company’s Board candidates recommended by shareholders. Such recommendations will only be considered by the NCG Committee if they are submitted to the NCG Committee in accordance with the requirements of the Company’s Bylaws and accompanied by all the information that is required to be disclosed in connection with the solicitation of proxies for election of director nominees pursuant to Regulation 14A under the Exchange Act, including the candidate’s written consent to serve as director, if nominated and elected. To be considered by the NCG Committee, shareholder recommendations for director nominees to be elected at the 2016 Annual Meeting of Shareholders, together with the requisite consent to serve and proxy disclosure information in written form, must be received by Victor A. Allums, Secretary, at the offices of the Company at 600 Galleria Parkway, Suite 100, Atlanta, Georgia 30339, no earlier than January 7, 2016 and no later than February 6, 2016.

As of April 30, 2015, the Company had not received any shareholder recommendations of director candidates for election at the 2015 Annual Meeting.

The NCG Committee’s charter is available at the Company’s website: www.prgx.com or upon written request to the Secretary of the Company at 600 Galleria Parkway, Suite 100, Atlanta, Georgia 30339.

Shareholder Communications to the Board of Directors

In addition to recommendations for director nominees, the Board of Directors welcomes hearing from shareholders regarding the management, performance and prospects for the Company. To facilitate complete and accurate transmittal of shareholder communications to the directors, the Company requests that all shareholder communication to the Board or any of its members be made in writing and addressed to the Company’s Secretary, Victor A. Allums, at PRGX Global, Inc., 600 Galleria Parkway, Suite 100, Atlanta, Georgia 30339. The Company also requests that any such communication specifies whether it is directed to one or more individual directors, all the members of a Board committee, the independent members of the Board, or all members of the Board and the mailing address to which any reply should be sent. On receipt, Mr. Allums will forward the communication to the director(s) to whom it is addressed as specified by the shareholder. If the shareholder does not specify which directors should receive the communication, Mr. Allums will distribute the communication to all directors.

REPORT OF THE AUDIT COMMITTEE

The purpose of the Audit Committee is to assist the Board in its general oversight of the Company’s financial reporting, internal controls and audit functions. The Board has adopted a written Audit Committee Charter (available at the Company’s website: www.prgx.com) that sets out the organization, purpose, duties and responsibilities of the Audit Committee.

Management is responsible for the preparation, presentation and integrity of the Company’s financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles, as well as expressing an opinion on the effectiveness of internal control over financial reporting.

In fulfilling its oversight responsibilities with respect to the year ended December 31, 2014, the Audit Committee:

•	reviewed and discussed the consolidated financial statements of the Company set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 with management of the Company and BDO USA, LLP, independent registered public accounting firm for the Company;

•	discussed with BDO USA, LLP the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16, “Communications with Audit Committees,” as modified and supplemented to date;

•	obtained a formal written statement from BDO USA, LLP delineating all relationships between the auditors and the Company consistent with the applicable requirements of the Public Company Accounting Oversight Board and discussed with the auditors all significant relationships the auditors have with the Company which may affect the auditors’ independence; and

•	based on the review and discussions with management of the Company and BDO USA, LLP referred to above, recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

AUDIT COMMITTEE

Philip J. Mazzilli, Jr., Chairman
Patrick G. Dills
Joseph E. Whitters

Notwithstanding anything to the contrary which is or may be set forth in any of the Company’s filings under the Securities Act of 1933 or the Exchange Act that might incorporate Company filings, including this proxy statement, in whole or in part, the preceding Report of the Audit Committee shall not be incorporated by reference into any such filings.

COMPENSATION DISCUSSION AND ANALYSIS

As discussed above under “Information About the Board of Directors and Committees of the Board of Directors,” the Compensation Committee of the Board of Directors has the overall responsibility for our executive compensation plans, policies and programs. The Compensation Committee approves the compensation of each of our named executive officers and other executive officers of the Company. The Compensation Committee is also responsible for recommending to the Nominating and Corporate Governance Committee the compensation and compensation plans, policies and programs for our directors. The Compensation Committee consists of three members who are “independent” directors under the Company’s corporate governance guidelines and the rules of The Nasdaq Stock Market LLC.

Executive Summary

We have a pay-for-performance compensation philosophy and strive to have executive compensation programs and practices that will align executive pay with Company performance. In 2014, the Compensation Committee took the following actions with respect to our executive compensation program:

•	a modest increase to the base salaries of our executive officers as a group;

•	no increases to short-term bonus opportunities as a percentage of salary;

•	continuation of adjusted EBITDA and revenue as the financial measures for the Short-Term Incentive Plan;

•	removal of results from the Healthcare Claims Recovery Audit segment from the 2014 Short-Term Incentive Plan financials (both adjusted EBITDA and revenue) due to the de-emphasizing of that portion of the Company’s business following the restrictions on auditing imposed by the Centers for Medicare and Medicaid Services on the Medicare Recovery Audit Contractor (“RAC”) program and the Company’s decision to withdraw from the Medicare RAC re-bid process in February 2014; and

•	heavily weighting stock options in the mix of equity awards granted to executives with two-thirds of the stock options having exercise prices exceeding the grant date market value of the underlying shares (i.e. “premium-priced” options).

As previously reported, the Company’s financial performance in 2014 did not meet the Company’s expectations. Our performance in 2014 continued to be hurt by constraints on our auditing in the Medicare RAC program and our decision to withdraw from the Medicare RAC program rebid process, as well as by a challenging global economic environment, particularly in Europe. However, revenue from the Company’s Recovery Audit and Adjacent Services businesses exceeded the threshold level for the revenue portion of the bonus under the 2014 Short-Term Incentive Plan. As a result, only modest payouts (substantially less than target payouts) were earned by the Company’s executive officers under the 2014 Short-Term Incentive Plan.

In 2015, the Compensation Committee has considered and expects to continue to consider the following factors, among others, in making executive compensation decisions:

•	the Committee’s goal to further strengthen the linkage between Company financial performance and executive pay;

•	the roles, responsibilities and performance of executive officers;

•	the ongoing impact of changes to the Medicare RAC program over the last two years, the Company’s decision to withdraw from the Medicare RAC program rebid process in February 2014 and the Company’s previously announced decision to discontinue its Healthcare Claims Recovery Audit (“HCRA”) business as of March 31, 2015;

•	the limited number of shares available for grant under the Company’s shareholder-approved equity plan; and

•	market data regarding competitive compensation for the Company’s executive officers.

Based on these factors and the Company’s 2014 Say-on-Pay vote, in which approximately 91% of the shares voted by shareholders approved the Company’s executive compensation program, the Compensation Committee has made the following decisions with respect to the Company’s executive compensation in 2015:

•	following the annual executive compensation review in March, 2015, the base salary of our Chief Executive Officer (“CEO”) was not increased and the salaries for our other executive officers were increased only slightly (i.e. from 1% to 3%); and

•	the long-term incentive program was redesigned to more closely tie executive long-term compensation to the Company’s long-term operational performance. As a result, stock options and restricted stock or restricted stock units that vest solely with the passage of time were replaced with performance-based restricted stock units (“PBUs”). Long term incentive awards were granted to executive officers on March 30, 2015 and consist entirely of PBUs, which vest, if at all, only upon the attainment of certain levels of Company (excluding the HCRA business) adjusted EBITDA for the two year period ending December 31, 2016 and will be settled 50% in stock and 50% in cash.

Executive Compensation Philosophy

We strive to establish compensation practices that attract, retain and reward our executive officers, as well as strengthen the mutuality of interests between our executive officers and our shareholders. We believe that the most effective executive compensation program is one that is conservative, but competitive, and that aligns the compensation of our executive officers with the creation of shareholder value. Under the oversight of the Compensation Committee, we have developed and implemented a pay-for-performance executive compensation program that rewards executive officers for the achievement of certain financial performance objectives. We achieve the philosophies of pay-for-performance and alignment of executive officer compensation with shareholder value creation primarily by providing a substantial portion of each executive’s total annual compensation through annual short-term incentive opportunities and grants of long-term equity incentive awards. Since 2006, the Compensation Committee has tied the level of bonus payments under our Short-Term Incentive Plan to the achievement of certain financial performance objectives. We describe our 2014 Short-Term Incentive Plan in greater detail below under “Cash Bonus – 2014 Short-Term Incentive Plan” and describe equity grants in more detail under “Long-Term Equity Incentive Compensation.”

Although it is not tied to any particular compensation formula for the compensation of its named executive officers, the Compensation Committee periodically reviews external market data from peer companies and relevant compensation surveys, including data regarding base salaries, total cash compensation (salary plus target bonus), and total direct compensation (total cash compensation plus equity grant value). This data is among many of the variables, including the recent performance and strategic fit of the named executive officer, considered by the Committee when making compensation decisions.

Overview of Executive Compensation Program

We designed our compensation program to provide our executive officers with a combination of cash (salary and short-term incentive-based) and long-term equity incentive compensation to align their interests with those of our shareholders. During 2014, our executive officer compensation program primarily consisted of the following elements:

•	base salary;

•	cash short-term incentive plan; and

•	long-term equity incentive awards.

Although the Compensation Committee has not established a policy or formula for the allocation of total compensation among these different elements of total executive officer compensation, the Compensation Committee strives to achieve an appropriate mix between the different forms of compensation to:

•	motivate executive officers to deliver superior performance in the short term by providing competitive base salaries and annual cash short-term incentive opportunities;

•	align the interests of executive officers with the long-term interests of the shareholders through the grant of equity incentive awards; and

•	provide an overall compensation package that is competitive and, therefore, promotes executive recruitment and retention.

For purposes of this proxy statement, our named executive officers for the year ended December 31, 2014 were as follows:

Name	Title
Ronald E. Stewart	President and Chief Executive Officer
Peter Limeri	Chief Financial Officer and Treasurer*
Michael Cochrane	Senior Vice President – Global Client Operations
Puneet Pamnani	Senior Vice President and Chief Strategy Officer
Tushar K. Sachdev	Senior Vice President – Global Shared Services and Chief Information Officer
Robert B. Lee	Former Chief Financial Officer and Treasurer**
James R. Shand	Former Senior Vice President – Growth and Development***

*	Mr. Limeri joined the Company on September 11, 2014 and became the Company’s Chief Financial Officer and Treasurer on November 17, 2014.
**	Mr. Lee resigned from his positions as Chief Financial Officer and Treasurer effective November 17, 2014 and retired from the Company effective December 31, 2014.
***	Mr. Shand was the Company’s Senior Vice President – Growth and Development until he left the Company effective August 15, 2014.

Process for Establishing Executive Compensation

Role and Use of Compensation Consultants. The Compensation Committee from time to time engages compensation consultants to assist the Compensation Committee in making compensation decisions. Since 2008, the Compensation Committee has engaged Pearl Meyer & Partners (“Pearl Meyer”), an independent compensation consultant, to provide advice on executive compensation. Pearl Meyer is very well acquainted with the Company and its competitive landscape. Since its original engagement, Pearl Meyer has performed executive compensation studies from time to time for the Compensation Committee and has presented to the Compensation Committee various analyses regarding the structure and content of the Company’s executive compensation program. We have inquired and confirmed that there are no conflicts of interest between any of our directors or executive officers and Pearl Meyer.

Market Compensation Information. To assist the Compensation Committee in its review of the Company’s executive compensation, from time to time Pearl Meyer provides compensation data for a “peer group” of publicly traded companies. In 2013, the Compensation Committee requested that Pearl Meyer review the composition of the Company’s peer group and make recommendations regarding any changes or updates to the peer group. In December 2013, Pearl Meyer presented the Compensation Committee with its findings and recommendations for a revised peer group for the Company after evaluating industry classification, company size and business models of other public companies. After careful deliberation and review of the Pearl Meyer report, the Compensation Committee approved the following professional/business services, healthcare technology and information technology services companies as the Company’s peer group for compensation reference purposes:

CRA International Inc.	Navigant Consulting, Inc.
Computer Programs and Systems	Performant Financial Corp.
HMS Holdings Corp.	PROS Holdings Inc.
Hackett Group, Inc.	RCM Technologies Inc.
Huron Consulting Group, Inc.	ServiceSource International Inc.
Mattersight Corp.	Resources Connection Inc.

Compensation of the CEO. On November 15, 2013, following the departure of our former President and CEO, the Board of Directors appointed Ronald Stewart, a member of our Board of Directors since November 2012, to serve as interim President and interim CEO until the Board of Directors appointed a permanent President and CEO. On December 13, 2013, the Board of Directors announced the appointment of Mr. Stewart as our permanent President and CEO, effective December 13, 2013.

In connection with the appointment of Mr. Stewart as our President and CEO, the Compensation Committee consulted with Pearl Meyer regarding the design of Mr. Stewart’s compensation arrangement. The Compensation Committee also took into consideration Mr. Stewart’s abilities and experience and his knowledge of the Company through his service as a director, as well as the results of the Company’s 2013 Say-on-Pay vote and feedback from a number of our large shareholders regarding the compensation of our former President and CEO. Mr. Stewart’s overall compensation package was established through arm’s length negotiations with the Compensation Committee, and was reflected in an employment agreement with Mr. Stewart. While it is an attractive and competitive compensation arrangement, it includes a lower base salary and lower target and maximum short-term incentive opportunities than were part of the compensation arrangements with the Company’s previous President and CEO. Mr. Stewart’s employment agreement provides for an annual base salary of $515,000 and an annual target performance bonus equal to 75% of his annual base salary and a maximum performance bonus equal to 150% of his annual base salary under the Company’s Short-Term Incentive Plan, based on the achievement of certain performance objectives to be set by the Company’s Compensation Committee.

In addition to his salary and annual performance bonus, the Compensation Committee also granted on December 13, 2013, the day that he was named permanent President and CEO, a one-time equity grant of 100,000 non-qualified stock options and 150,000 shares of restricted stock, subject to time-vesting requirements. The non-qualified stock options have a seven-year term, and an exercise price of $6.54, which was the closing price of the Company’s common stock on the date of the grant. One-third of the non-qualified stock options vest on each of June 15, 2015, 2016 and 2017. The shares of restricted stock vest in full on the third anniversary of the date of the grant.

On June 27, 2014, as part of its annual equity grant process, the Compensation Committee granted Mr. Stewart 500,000 non-qualified stock options. The non-qualified stock options vest in three equal installments on each of June 27, 2015, 2016 and 2017, have a six-year term and have exercise prices equal to the closing price of the Company’s common stock on the date of the grant, or $6.36, for the options vesting on June 27, 2015, 110% of the closing price of the Company’s common stock on the date of the grant, or $6.99, for the options vesting on June 27, 2016 and 120% of the closing price of the Company’s common stock on the date of the grant, or $7.63, for the options vesting on June 27, 2017.

The Compensation Committee reviews the performance and compensation of our CEO each year. In evaluating the compensation of the CEO, the Compensation Committee considers factors such as his skills, relevant experience and recent performance, as well as market compensation data. See “Employment Arrangements” below for a description of the Company’s employment agreement with Mr. Stewart.

Compensation of Other Named Executive Officers. In setting the initial compensation for our other named executive officers, the Compensation Committee, in consultation with the CEO, considers the skills, relevant experience and qualifications of the officer, as well as market compensation data, the recommendations of Pearl Meyer and the compensation arrangement with the executive officer’s former employer. We establish the overall compensation package of these executive officers through arm’s length negotiations and reflect the terms in an employment agreement. The CEO annually reviews the performance of the other executive officers, including our named executive officers. The Compensation Committee, in consultation with the CEO, then determines the amount of compensation for the other executive officers, including our other named executive officers, for the upcoming year. With respect to these executive officers, the Compensation Committee and the CEO consider multiple factors in establishing the terms of their compensation packages, including the skills, relevant experience, recent performance and strategic fit of each executive officer at the Company, as well as market compensation data.

The compensation packages for Messrs. Limeri, Cochrane, Sachdev and Pamnani are reflected in their employment agreements entered into in September 2015, April 2014, June 2013 and February 2012, respectively. See “Employment Arrangements” below for a description of the Company’s employment agreements with its named executive officers.

2014 Compensation Decisions

In April 2014, after reviewing the performance of each executive officer and reviewing relevant market compensation information, the Compensation Committee modestly increased the salaries of the Company’s executive officers, including the Company’s named executive officers, as described in more detail below under “Base Salary.”

In May 2014, the Compensation Committee approved the material terms of the 2014 Short-Term Incentive Plan, as described below under “Cash Bonus – 2014 Short-Term Incentive Plan.” In addition to continuing to use adjusted EBITDA as the basis for determining the total bonus pool available for payout under the plan, as was the case in 2013, the Compensation Committee included adjusted EBITDA and revenue objectives in the 2014 Short-Term Incentive Plan to establish criteria for the amounts of the actual bonus payouts, if any, to individual named executive officers and other plan participants. The Compensation Committee included revenue and adjusted EBITDA objectives to ensure that the Company’s executive officers maintained their focus on revenue, while at the same time achieving a certain level of profitability. The 2014 Short-Term Incentive Plan provided that if adjusted EBITDA or revenue did not exceed the respective established threshold levels under the 2014 Short-Term Incentive Plan, the corresponding portion of the bonus would not be paid.

In June 2014, the Compensation Committee made equity grants to certain of the Company’s employees, including certain of our named executive officers. However, the total number of employees that received equity grants in 2014 was significantly reduced from prior years and cash incentive awards were granted in lieu of restricted stock or restricted stock unit awards to most non-executive officer grantees. In making the equity grants, the Compensation Committee focused on a number of factors, including the number of shares available for grant under the Company’s 2008 Equity Incentive Plan, the average annual grant rate (as a percentage of common shares outstanding) over the three year period ending December 31, 2014, the numbers of restricted stock units, shares of restricted stock and options (which are described under “Long-Term Equity Incentive Compensation”) to be granted, and the aggregate retention strength of all unvested equity held by executive officers. As in prior years, the Compensation Committee approved the total number of shares that could be awarded as part of the annual grant in 2014 and determined the amount of each equity award consisting of shares of service-based vesting restricted stock (or restricted stock units) and service-based vesting nonqualified stock options. However, in 2014 the Compensation Committee shifted the annual equity grants more heavily toward stock options and away from time-based restricted stock, and included in the stock options a “premium-priced” feature whereby the exercise prices of two-thirds of the options exceeded the grant date market value of the underlying stock in order to tie realized value of the awards to substantial share price appreciation. After the Compensation Committee determined that the CEO’s grant would consist of 500,000 stock options, the CEO made recommendations to the Compensation Committee for grants to other executive officers and employee grantees. After considering the CEO’s recommendation and other relevant information, including the aggregate retention strength of all unvested equity held by executive officers, the Compensation Committee determined the amount of the equity grants to each of our executive officers and the other employee grantees.

Elements of the Company’s Executive Compensation Program

Base Salary. The annual base salary component of the Company’s executive compensation program provides each named executive officer with a fixed minimum amount of annual cash compensation. Salaries for our named executive officers are generally determined through their employment agreements, subject to annual review and adjustment by the Compensation Committee. In establishing base salaries for our named executive officers, the Compensation Committee considers market compensation information, including data regarding compensation paid by our peer group. Because our CEO had recently entered into in an employment agreement in December 2013, the Compensation Committee did not increase Mr. Stewart’s salary in 2014. With regard to the other executive officers, the Compensation Committee modestly increased their base salaries, including the base salaries of our named executive officers, in April 2014 following a review of their performance and competitive positioning. An assessment of the performance of each named executive officer other than the CEO was provided by the CEO to the Compensation Committee for its consideration in this process. In September 2014, following a review of Mr. Sachdev’s critical role in the Company’s high performance computing initiative and other key information technology projects, the Compensation Committee further increased Mr. Sachdev’s annual salary to $260,000. As described above, Mr. Stewart’s base salary was determined through arm’s length negotiations in connection with the negotiation of his Employment Agreement.

The following table sets forth the base salaries for each of our named executive officers in effect as of December 31, 2014:

Named Executive Officer	Base Salary
Ronald E. Stewart	$515,000
Peter Limeri	$300,000
Michael Cochrane	$325,000
Puneet Pamnani	$242,000
Tushar K. Sachdev	$260,000

Cash Bonus — 2014 Short-Term Incentive Plan. In 2006, we began the practice of adopting an annual Short-Term Incentive Plan (a short-term cash incentive plan with annual financial performance goals), through which we provide a cash bonus opportunity to certain of our senior employees, including all of our named executive officers. We continued this practice in 2014 through the 2014 Short-Term Incentive Plan (also referred to herein as the “STI Plan”). The STI Plan was a cash incentive program designed to recognize and reward employees whom we expected to make significant contributions towards achieving our 2014 financial objectives.

Cash bonuses under the STI Plan were contingent upon our achievement of certain 2014 financial performance objectives. Each of our named executive officers participated in the STI Plan. The overall bonus pool under the STI Plan was established based on the level of the Company’s 2014 pre-bonus adjusted EBITDA. Adjusted EBITDA for purposes of the STI Plan is earnings from continuing operations before interest, taxes, depreciation and amortization, (a) as adjusted for unusual and other significant items that management views as distorting our operating results from period to period, (b) excluding the results of the Company’s HCRA segment, and (c) as approved by the Compensation Committee.

The target and maximum bonus amounts for each named executive officer under the STI Plan were a function of the Company’s employment arrangement with each such named executive officer. Under such arrangements, the target and maximum bonus amounts for each named executive officer were 50% and 100% of the officer’s base salary, respectively, except for our CEO whose target and maximum bonus amounts were 75% and 150% of his base salary, respectively.

In 2014, the Compensation Committee continued to include revenue and adjusted EBITDA in the formula for determining bonus amounts payable under the STI Plan to named executive officers and other STI Plan participants. However, the results from the HCRA segment were removed from the 2014 Short-Term Incentive Plan financials (both adjusted EBITDA and revenue) due to the de-emphasizing of that portion of the Company’s business following the restrictions on auditing imposed by the Centers for Medicare and Medicaid Services on the Medicare RAC program and the Company’s decision to withdraw from the Medicare RAC re-bid process in February 2014. For the Company’s CEO and all named executive officers, any payments under the 2014 STI Plan were to be based on the following: 50% on the Company’s 2014 revenue performance and 50% on the Company’s 2014 pre-bonus adjusted EBITDA performance. If either the Company’s revenue performance or pre-bonus adjusted EBITDA performance did not exceed the respective threshold financial performance, the corresponding portion of the bonus would not be paid. For each of the named executive officers, the “target” objectives for 2014 payments under the STI Plan were 2014 Company revenues of $168.2 million and 2014 Company pre-bonus adjusted EBITDA performance of $29.5 million.

The Compensation Committee established the annual “threshold” (minimum), “target” and “maximum” Company pre-bonus adjusted EBITDA and revenue goals for the STI Plan after the Company completed its annual financial planning and budgeting process for 2014. The Compensation Committee believed that including both revenue and adjusted EBITDA components in the bonus calculation in 2014 was important to ensure that the Company’s executive officers maintained their focus on revenue, while at the same time achieving a certain level of profitability.

Upon our achievement of threshold financial performance objectives, target financial performance objectives and maximum financial performance objectives, our named executive officers were entitled to receive the following bonus amounts (reflected as a percentage of base salary) under the STI Plan:

Name	Threshold Bonus (% of Base Salary)	Target Bonus (% of Base Salary)	Maximum Bonus (% of Base Salary)
Ronald E. Stewart	37.5%	75%	150%
Peter Limeri*	25%	50%	100%
Michael Cochrane	25%	50%	100%
Puneet Pamnani	25%	50%	100%
Tushar K. Sachdev	25%	50%	100%
Robert B. Lee**	25%	50%	100%
James R. Shand***	25%	50%	100%

*	Mr. Limeri joined the Company effective September 11, 2014 and his bonus under the STI Plan was pro-rated from the date of his hiring through the end of 2014.
**	Mr. Lee resigned from his positions as Chief Financial Officer and Treasurer effective November 17, 2014 and retired from the Company effective December 31, 2014.
***	Mr. Shand left the Company effective August 15, 2014.

Including our named executive officers, approximately 45 U.S. and international employees participated in the STI Plan.

The minimum Company pre-bonus adjusted EBITDA for payment of that portion of the bonuses under the STI Plan was $26.5 million and the minimum Company revenue for payment of that portion of the bonuses under the STI Plan was $156.42 million. Based on the Company’s failure to achieve the minimum pre-bonus adjusted EBITDA performance for payment of bonuses under that portion of the 2014 STI Plan, no bonuses were paid to the Company’s named executive officers for the adjusted EBITDA portion of the STI Plan in 2014. Based on the Company’s revenues of $164.2 million in 2014, bonuses were paid between the threshold and target level for that portion of the 2014 STI Plan as follows:

Name	2014 Bonus Amount
Ronald E. Stewart	$0	*
Peter Limeri	$14,031	**
Michael Cochrane	$48,894
Puneet Pamnani	$37,322
Tushar K. Sachdev	$35,091
Robert B. Lee	$43,427	***
James R. Shand	$33,559	****

*	Mr. Stewart voluntarily chose not to accept his earned bonus for 2014.
**	Mr. Limeri joined the Company effective September 11, 2014. This amount represents Mr. Limeri’s annual bonus pro-rated from the date of his hiring through the end of 2014.
***	Mr. Lee retired from the Company effective December 31, 2014.
****	Mr. Shand left the Company effective August 15, 2014. This amount represents Mr. Shand’s annual bonus pro-rated through the date of his departure from the Company.

Long-Term Equity Incentive Compensation – Issuance of Stock Options and Restricted Stock. The Company currently grants equity awards under the Amended and Restated PRGX Global, Inc. 2008 Equity Incentive Plan. In June 2014, our shareholders approved an amendment to the 2008 Equity Incentive Plan that increased the number of available shares under the plan by 3,000,000 shares. The 2008 Equity Incentive Plan expires on March 25, 2018, and permits the grant of stock options (both incentive stock options and non-qualified stock options), stock appreciation rights, restricted stock, restricted stock units, and other incentive awards. As of March 31, 2014, there were 1,593,952 shares available for grant under the 2008 Equity Incentive Plan.

In 2014, long-term incentive compensation to executive officers, including our named executive officers, included service-based vesting restricted stock or restricted stock units and service-based vesting stock options. The Compensation Committee believes that its 2014 approach to long-term incentive compensation, i.e., making equity grants of service-based vesting restricted stock and service-based vesting stock options (more heavily weighted toward stock options), provides appropriate long-term incentives from both executive retention and pay-for-performance perspectives. Because an officer will benefit from a stock option award only to the extent our stock price appreciates above the exercise price of the stock option, stock options align the interests of management with those of shareholders and ensure that management achieves gains only to the extent that the Company’s share value has appreciated. Service-based restricted stock vesting over three years serve the dual objectives of aligning management’s interests with shareholders by creating an ownership interest and attracting and retaining highly skilled executives. The Compensation Committee believes that the three-year time vesting of the equity awards further supports the retention objective.

When determining the 2014 equity grants, the Compensation Committee considered a number of factors including the number of shares available for grant under the 2008 Equity Incentive Plan, the three-year grant rate (as a percentage of common shares outstanding), the numbers of restricted stock units and shares of restricted stock and options to be granted, the performance of the CEO and other named executive officers and their respective roles, the aggregate retention strength of all unvested equity held by executive officers, and alignment of the executive officers’ interests with the creation of shareholder value. On June 27, 2014, the Compensation Committee made grants of equity incentive awards to certain of our employees, including the following grants of restricted stock, restricted stock units and non-qualified stock options to our named executive officers:

Name	Restricted Stock	Restricted Stock Units	Non-Qualified Options
Ronald E. Stewart	0	0	500,000
Michael Cochrane	40,000	0	175,000
Puneet Pamnani	20,000	0	100,000
Tushar K. Sachdev	0	30,000	135,000
Robert B. Lee*	5,000	0	30,000

*	Mr. Lee resigned from his positions as Chief Financial Officer and Treasurer effective November 17, 2014 and retired from the Company effective December 31, 2014.

The restricted shares, restricted stock units and non-qualified stock options granted to executive officers on June 27, 2014 vest in three equal installments on each of June 27, 2015, 2016 and 2017. The non-qualified stock options have a six-year term and, in order to further align the interests of management to the interests of the Company’s stock price, the options have exercise prices equal to the closing price of the Company’s common stock on the date of the grant, or $6.36, for the options vesting on June 27, 2015, 110% of the closing price of the Company’s common stock on the date of the grant, or $6.99, for the options vesting on June 27, 2016 and 120% of the closing price of the Company’s common stock on the date of the grant, or $7.63, for the options vesting on June 27, 2017.

Under Mr. Stewart’s employment agreement, in the event his employment is terminated without cause, if he terminates his employment for “good reason,” or in the event of Mr. Stewart’s death or incapacity, the portion of unvested shares of restricted stock initially granted to him that will vest is to be based on a combination of time (service as CEO since grant date) and appreciation in the price of the Company’s stock since the date of grant. In the event Mr. Stewart’s employment is terminated without cause, if he terminates his employment for “good reason,” in the event of Mr. Stewart’s death or incapacity, or if the Company chooses to not extend the term of his employment agreement, the unvested options initially granted to Mr. Stewart will vest on a pro rata basis determined by the amount of time Mr. Stewart has been employed by the Company. The outstanding options initially granted to Mr. Stewart will remain outstanding until the earlier of one year after the date of termination of Mr. Stewart’s employment or the original expiration date of the options. In the event of a change in control, pursuant to the respective award agreements, all of Mr. Stewart’s equity awards will become vested and non-forfeitable. If the Company terminates Mr. Stewart’s employment for cause or Mr. Stewart terminates his employment for other than good reason, the employment agreement terminates and Mr. Stewart forfeits all unvested equity granted to him in connection with his employment, and in the case of termination for cause, also forfeits all vested options.

On September 11, 2014, we entered into an employment agreement with Mr. Limeri under which he was entitled to receive a one-time equity grant consisting of 50,000 shares of restricted stock and 90,000 non-qualified stock options. The restricted stock and non-qualified stock options will vest in equal one-third increments on each of September 11, 2015, 2016 and 2017, subject to Mr. Limeri’s continued employment with the Company. The non-qualified stock options have a six-year term and exercise prices of $6.04, $6.64 and $7.24 per share for the options vesting on September 11, 2015, 2016 and 2017, respectively. Under Mr. Limeri’s employment agreement, in the event his employment is terminated without cause, if he terminates his employment for “good reason,” or the Company chooses to not extend the term of his employment agreement, a prorated number of unvested options, restricted stock and other equity-based awards will vest based on the amount of time Mr. Limeri was employed since the date of grant of the respective awards if the awards would have vested based solely on the continued employment of Mr. Limeri. In such circumstances, any vested options remain outstanding until the earlier of (i) one year after the termination of employment or (ii) the original expiration date of the options. If Mr. Limeri’s employment with the Company terminates for any other reason, he immediately forfeits all unvested shares of restricted stock and all unvested options and, in the case of termination for cause, he also immediately forfeits all vested options. All shares of restricted stock and unvested options become 100% vested upon a change of control of the Company.

For all named executive officers other than Mr. Limeri and Mr. Stewart, in accordance with the terms of the named executive officers’ respective employment agreements, unvested shares of restricted stock and unvested restricted stock units with service-based vesting will automatically vest in the event an officer’s employment is terminated without cause, the officer terminates employment for “good reason,” or the Company chooses to not extend the term of an officer’s employment agreement. If an officer’s employment with the Company terminates for any other reason, the officer immediately forfeits all unvested shares of restricted stock and unvested restricted stock units. All shares of restricted stock and restricted stock units become 100% vested upon a change of control of the Company. In accordance with the terms of these named executive officers’ respective employment agreements, all unvested options will automatically vest in the event an officer’s employment is terminated without cause, the officer terminates employment for “good reason,” or the Company chooses to not extend the term of an officer’s employment agreement. In such circumstances, the vested options remain outstanding until the earlier of (i) one year after the termination of employment or (ii) the original expiration date of the options. If an officer’s employment with the Company is terminated for cause, the officer immediately forfeits all vested and unvested options. If an officer’s employment with the Company terminates for any other reason, the officer immediately forfeits all unvested options, and must exercise vested options within 90 days, after which time such vested, unexercised options expire. The options become 100% vested upon a change of control.

Employment Arrangements

We have entered into executive employment agreements with Messrs. Stewart, Limeri, Cochrane, Sachdev and Pamnani and, in 2014, entered into separation agreements with Messrs. Lee and Shand. We describe each of these agreements in more detail below.

On December 13, 2013, we entered into an executive employment agreement with Mr. Stewart, the Company’s President and CEO. The term of Mr. Stewart’s executive employment agreement is three years and if the term of the employment agreement is not extended, the Company and Mr. Stewart agree that Mr. Stewart’s employment will terminate immediately. The Company will give Mr. Stewart no less than 120 days’ written notice prior to expiration of the term if the Company does not intend to seek an extension. Mr. Stewart’s executive employment agreement provides for an annual base salary of $515,000 (subject to increase at the discretion of the Compensation Committee) and provides that Mr. Stewart will be eligible for an annual incentive bonus equal to 75% of his annual base salary and a maximum incentive bonus equal to 150% of his annual base salary under the STI Plan, based on the achievement of certain performance objectives to be set by the Company’s Compensation Committee. In accordance with the terms of his employment agreement, we granted Mr. Stewart a one-time equity grant of 100,000 non-qualified stock options, which vest over a period of three years from the date of the grant, and 150,000 shares of restricted stock, which vests in full on the third anniversary of the date of grant. In addition, Mr. Stewart’s executive employment agreement contains standard non-competition and non-solicitation provisions. Mr. Stewart is also eligible to receive additional stock options, restricted stock, stock appreciation rights and/or other equity awards under the Company’s applicable equity plans on such basis as the Compensation Committee may determine. Mr. Stewart’s executive employment agreement further provides for standard expense reimbursement, vacation time, and other standard executive benefits.

On September 11, 2014, the Company entered into an employment agreement with Mr. Limeri, the Company’s Chief Financial Officer and Treasurer. Mr. Limeri’s executive employment agreement provides for him to serve for an initial term of one year and is automatically extended for additional one-year periods, unless either party notifies the other in writing at least thirty days prior to the end of the original term or any additional term of its intention not to extend the agreement. Mr. Limeri’s employment agreement provides for an annual base salary of $300,000 (subject to increase at the discretion of the Compensation Committee) and provides for eligibility for an annual incentive bonus (target bonus equal to 50% of his annual base salary up to a maximum bonus equal to 100% of his annual base salary), based on the achievement of certain performance objectives to be set by the Company’s Compensation Committee. Mr. Limeri’s annual base salary effective as of April 1, 2015 was $304,500. Mr. Limeri also is eligible to receive stock options, restricted stock, stock appreciation rights and/or other equity awards under the Company’s applicable equity plans on such basis as the Compensation Committee may determine. In addition, Mr. Limeri’s executive employment agreement contains standard non-competition and non-solicitation provisions. See “Potential Payments Upon Termination or Change of Control” below for more information regarding severance payments payable to Mr. Limeri in the event of the termination of his employment.

On April 24, 2014, the Company entered into an employment agreement with Mr. Cochrane, the Company’s Senior Vice President – Global Client Operations. Mr. Cochrane’s executive employment agreement provides for him to serve for an initial term of one year and is automatically extended for additional one-year periods, unless either party notifies the other in writing at least thirty days prior to the end of the original term or any additional term of its intention not to extend the agreement. Mr. Cochrane’s employment agreement provides for an annual base salary of $325,000 (subject to increase at the discretion of the Compensation Committee) and provides for eligibility for an annual incentive bonus (target bonus equal to 50% of his annual base salary up to a maximum bonus equal to 100% of his annual base salary), based on the achievement of certain performance objectives to be set by the Company’s Compensation Committee. Mr. Cochrane’s annual base salary effective as of April 1, 2015 was $329,875. Mr. Cochrane also is eligible to receive stock options, restricted stock, stock appreciation rights and/or other equity awards under the Company’s applicable equity plans on such basis as the Compensation Committee may determine. In addition, Mr. Cochrane’s executive employment agreement contains standard non-competition and non-solicitation provisions. See “Potential Payments Upon Termination or Change of Control” below for more information regarding severance payments payable to Mr. Cochrane in the event of the termination of his employment.

On June 18, 2013, the Company entered into an employment agreement with Mr. Sachdev, the Company’s Senior Vice President – Global Shared Services and Chief Information Officer. Mr. Sachdev’s executive employment agreement provides for him to serve for an initial term of one year and is automatically extended for additional one-year periods, unless either party notifies the other in writing at least thirty days prior to the end of the original term or any additional term of its intention not to extend the agreement. Mr. Sachdev’s employment agreement provides for an annual base salary of $208,000 (subject to increase at the discretion of the Compensation Committee) and provides for eligibility for an annual incentive bonus (target bonus equal to 50% of his annual base salary up to a maximum bonus equal to 100% of his annual base salary), based on the achievement of certain performance objectives to be set by the Company’s Compensation Committee. Mr. Sachdev’s annual base salary effective as of April 1, 2015 was $262,600. Mr. Sachdev also is eligible to receive stock options, restricted stock, stock appreciation rights and/or other equity awards under the Company’s applicable equity plans on such basis as the Compensation Committee may determine. Mr. Sachdev received a relocation allowance of $25,000 in connection with his relocation from India to Atlanta, Georgia, and, was entitled to reimbursement of up to $5,000 for reasonable living expenses during the first 30 days after the effective date of his employment agreement. Under his employment agreement, Mr. Sachdev also receives tax preparation assistance of up to $8,000 per year for the years affected by his assignment to Atlanta and is eligible for reimbursement of one roundtrip business class ticket to India for him and his spouse and minor children each year. In addition, Mr. Sachdev’s executive employment agreement contains standard non-competition and non-solicitation provisions. See “Potential Payments Upon Termination or Change of Control” below for more information regarding severance payments payable to Mr. Sachdev in the event of the termination of his employment.

On February 8, 2012, the Company entered into an employment agreement with Mr. Pamnani, the Company’s Senior Vice President and Chief Strategy Officer. Mr. Pamnani’s executive employment agreement provides for an initial term of one year and is automatically extended for additional one-year periods, unless either party notifies the other in writing at least thirty days prior to the end of the original term or any additional term of its intention not to extend the agreement. Mr. Pamnani’s employment agreement provided for an annual base salary of $223,650 (subject to increase at the discretion of the Compensation Committee) and eligibility for an annual incentive bonus (target bonus equal to 50% of his annual base salary up to a maximum bonus equal to 100% of his annual base salary), based on the achievement of certain performance objectives to be set by the Company’s Compensation Committee. Mr. Pamnani’s annual base salary effective as of April 1, 2015 was $245,630. Mr. Pamnani also is eligible to receive stock options, restricted stock, stock appreciation rights and/or other equity awards under the Company’s applicable equity plans on such basis as the Compensation Committee or the Board of Directors of the Company or their designees, as the case may be, may determine. In addition,

Mr. Pamnani’s executive employment agreement contains standard non-competition and non-solicitation provisions. See “Potential Payments Upon Termination or Change of Control” below for more information regarding severance payments payable to Mr. Pamnani in the event of the termination of his employment.

On September 11, 2014, we entered into a separation agreement with Mr. Lee in connection with his retirement from the Company, effective December 31, 2014, and the termination of his employment agreement, effective September 11, 2014. The separation agreement provides for the Company to make payments to Mr. Lee equal to his then-current annual salary for a period of 12 months from December 31, 2014 or such earlier date as the Company in its sole discretion may determine. The separation agreement provides for the Company to continue health plan coverage for Mr. Lee, his spouse, and his eligible dependents for 12 months from December 31, 2014 on the same basis and at the same cost as if he remained employed. Mr. Lee’s outstanding unvested options, restricted stock and other equity-based awards vested in full once the release agreement executed by Mr. Lee became binding and irrevocable. Additionally, pursuant to the terms of the separation agreement, all of Mr. Lee’s outstanding stock options will remain outstanding until the earlier of (a) December 31, 2015 or (b) the original expiration date of the options. Mr. Lee is also entitled to outplacement services of up to $20,000. The 12-months’ salary, pro-rated bonus, healthcare plan continuation, equity vesting and outplacement provided for in the separation agreement were all in accordance with the terms of Mr. Lee’s employment agreement with the Company entered into in 2009. As a condition to the receipt of his severance benefits, Mr. Lee entered into a customary release agreement with the Company.

On August 14, 2014, we entered into a separation agreement with Mr. Shand in connection with the end of his employment, effective August 15, 2014, and the termination of his employment agreement, effective August 14, 2014. The separation agreement provides for the Company to make severance payments to Mr. Shand equal to his current annual salary for a period of 12 months from August 15, 2014. The separation agreement provides for the Company to continue health plan coverage for Mr. Shand, his spouse, and his eligible dependents for 12 months from August 15, 2014 on the same basis and at the same cost as if he remained employed. Mr. Shand’s outstanding unvested options, restricted stock and other equity-based awards vested in full once the release agreement executed by Mr. Shand became binding and irrevocable. Additionally, pursuant to the terms of the separation agreement, all of Mr. Shand’s outstanding stock options will remain outstanding until the earlier of (a) August 15, 2015 or (b) the original expiration date of the options. Mr. Shand is also entitled to outplacement services of up to $20,000. The 12-months’ salary, pro-rated bonus, healthcare plan continuation, equity vesting and outplacement provided for in the separation agreement were all in accordance with the terms of Mr. Shand’s employment agreement with the Company entered into in 2009. As a condition to the receipt of his severance benefits, Mr. Shand entered into a customary release agreement with the Company.

401(k) Plan

We currently sponsor a 401(k) plan for all of our eligible employees, including our NEOs. This plan (the “401(k) Plan”) is a tax-qualified retirement plan designed to meet the requirements of Sections 401(a) and 401(k) of the Code. Under the 401(k) Plan, participants may elect to make pre-tax savings deferrals of from 1 percent to 60 percent of their compensation each year, subject to annual limits on such deferrals (e.g., $17,500 in 2014) imposed by the Code. Participants who attain age 50 also may elect to make certain catch-up contributions, subject to a separate annual limit on such contributions (e.g., $5,500 in 2014) imposed by the Code. New participants automatically defer 3% of their compensation unless they make a contrary election. We may also in our discretion, on an annual basis, make a matching contribution with respect to a participant’s elective deferrals and/or may make additional Company contributions. We made Company matching contributions of approximately $1.0 million and $1.1 million to the 401(k) plan in each of 2014 and 2013, respectively, with respect to participant contributions in 2013 and 2012.

Perquisites

We provide our named executive officers with limited perquisites and other personal benefits that the Company and the Compensation Committee believe are reasonable and consistent with our overall compensation program. We believe the perquisites and other personal benefits provided to our named executive officers are modest compared to other public companies of similar size. The most significant perquisites provided to our named executive officers are allowances for, or reimbursements of, expenses incurred in connection with relocation. These expenses are generally incurred in connection with the initial hiring of our named executive officers and are frequently a condition to such named executive officers’ acceptance of the Company’s offer of employment. Executive officers who accept an assignment outside of their home country may receive certain additional perquisites, including housing assistance, relocation expenses, tax preparation expenses, tax equalization payments and airfare reimbursement. None of our current executive officers are assigned to work outside of their home country.

Executive Stock Ownership Guidelines

In September 2011, we established stock ownership guidelines for our executives to further align their interests with those of our shareholders. Each of our executive officers subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934 (“Covered Executives”), including all of our named executive officers, has until five years after the later of the date of adoption of the guidelines or the date he or she becomes an executive officer to achieve stock ownership equal to the lesser of the value of the respective salary multiple or the respective fixed number of shares, each as set forth in the following table:

Officer	Ownership Guideline
Chief Executive Officer	4.0x salary or 275,000 shares
All other executive officers	1.5x salary or 50,000 shares

Additionally, each Covered Executive is expected to achieve stock ownership equal to fifty percent of the applicable guideline within three years after the later of the date of adoption of the guidelines or the date he or she becomes a Covered Executive.

In calculating a Covered Executive’s stock ownership for the purpose of the ownership guidelines, the number of shares of the Company’s common stock directly or indirectly owned by the Covered Executive as reported to the SEC (excluding non-vested restricted stock or restricted stock units) are added to one-third of any vested outstanding stock options or stock-settled stock appreciation rights held by the Covered Executive.

In the event of financial hardship or other good cause, the Compensation Committee may approve exceptions to the executive stock ownership guidelines from time to time as the Compensation Committee deems appropriate. As of December 31, 2014, all of our executive officers were in compliance with the required stock ownership guidelines.

Recoupment Policy

The Company has not adopted a separate recoupment or “clawback” policy in the event of a financial restatement, but plans to do so once the final rules are developed and implemented by the SEC.

Anti-Hedging Policy

The Company’s insider trading policy prohibits all employees, including all executive officers, and all directors from engaging in “short sales” of the Company’s securities, but the Company does not have a broader policy prohibiting employees and directors from entering into other types of securities arrangements involving the Company’s stock that are considered to be “hedging” transactions or that in any way would benefit the employee or director from a decline in the Company’s stock price during some specified period of time. However, the SEC has proposed new rules regarding disclosure of “hedging” policies and the Board expects to amend the Company’s policy in light of these new rules if they are adopted as proposed.

Compensation Risk Assessment

On an ongoing basis, the Compensation Committee considers the risks inherent in the Company’s compensation programs. Considering numerous factors including the following, the Compensation Committee does not believe that the current incentive compensation programs would lead the organization to take “excessive risk” and, therefore, believes that the risks arising from its compensation programs are not reasonably likely to have a material adverse effect on the Company:

•	the Company’s incentive programs include both short-term and long-term elements;

•	short-term incentive plan opportunities are determined by multiple financial performance measures, including adjusted EBITDA, a measure of profitability, have a gradual funding mechanism and/or require the achievement of a minimum adjusted EBITDA before any payout;

•	prior to 2015, long-term incentive awards have typically been awarded as a blend of stock options and either restricted stock or restricted stock units. In 2015, the Compensation Committee awarded PBUs, which are performance-based awards vesting only upon the Company’s achievement of a certain level of pre-bonus adjusted EBITDA;

•	executive officers are required to obtain and maintain a meaningful level of stock ownership during the tenure with the Company; and

•	adequate, but not excessive, severance and change-in-control protection is provided to executive officers in the event of job loss.

Income Deduction Limitations

Section 162(m) of the Code generally sets a limit of $1 million on the amount of compensation that the Company may deduct for federal income tax purposes in any given year with respect to the compensation of each of our named executive officers. However, certain “performance-based” compensation that complies with the requirements of Section 162(m) is not included in the calculation of the $1 million cap. The Compensation Committee may consider Section 162(m)’s conditions for deductibility when structuring compensation arrangements for its officers, including the named executive officers. However, we believe that the Compensation Committee needs flexibility to pursue its incentive and retention objectives, even if this means that a portion of executive compensation may not be deductible by the Company. Accordingly, the Compensation Committee has previously approved elements of compensation for certain officers that are not fully deductible, and may do so again in the future under appropriate circumstances.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this proxy statement with management and, based on such review and discussion, the Compensation Committee recommends to the Board of Directors that it be included in this proxy statement.

COMPENSATION COMMITTEE

Joseph E. Whitters, Chairman
David A. Cole
Mylle H. Mangum

Notwithstanding anything to the contrary which is or may be set forth in any of the Company’s filings under the Securities Act of 1933 or the Exchange Act that might incorporate Company filings, including this proxy statement, in whole or in part, the preceding Compensation Committee Report shall not be incorporated by reference into any such filings.

EXECUTIVE COMPENSATION

The following table sets forth the compensation paid or accrued by the Company to the Chief Executive Officer, the Chief Financial Officer, and the other three most highly paid executive officers of the Company in 2014, as well as to two former executive officers who were no longer serving as executive officers of the Company on December 31, 2014 (collectively, the “named executive officers”).

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
		($)	($)	($)(1)	($)(2)	($)(3)	($)	($)
Ronald E. Stewart, President and Chief Executive Officer(4)	2014 2013	515,000 58,326	— —	— 981,000	904,733 266,390	— —	— 121,755	1,419,733 1,427,471
Peter Limeri, Chief Financial Officer and Treasurer(5)	2014	88,846	—	302,000	154,227	14,031	—	559,104
Michael Cochrane, Senior Vice President—Global Client Operations(6)	2014	317,160	—	254,400	316,657	48,894	3,000	940,111
Puneet Pamnani, Senior Vice President and Chief Strategy Officer(7)(8)	2014 2013 2012	239,314 228,811 222,399	— — 10,000	127,200 99,900 275,293	180,947 43,664 92,567	37,322 — 141,785	3,000 3,000 3,000	587,782 375,375 745,044
Tushar Sachdev, Senior Vice President—Global Shared Services and Chief Information Officer (9)	2014	233,000	—	190,800	244,278	35,091	17,593	720,762
Robert B. Lee, Chief Financial Officer and Treasurer(10)	2014 2013 2012	278,518 270,536 257,520	— — —	31,800 124,875 254,138	54,284 54,581 138,851	43,427 — 154,422	335,793 3,000 —	743,822 452,992 804,931
James R. Shand, Senior Vice President—Growth and Development(11)(12)	2014 2013 2012	217,884 338,127 330,500	— — 30,000	— 249,750 225,900	— 109,161 123,423	33,559 — 163,364	348,000 3,000 3,000	599,443 700,038 876,187

(1)	The amount represents the grant date fair value of stock awards granted in the fiscal year valued in accordance with FASB ASC Topic 718. This amount does not represent our accounting expense for these awards during the year and does not correspond to the actual cash value recognized by the named executive officer when received. The 2014 Stock Awards compensation reported for all named executive officers relates to awards of restricted stock granted pursuant to the 2008 Equity Incentive Plan with the exception of inducement awards for Peter Limeri. See “Compensation Discussion and Analysis- Long-Term Equity Incentive Compensation” for a description of such plan. Additional information about assumptions used in these calculations is available in Note 1(l) to the Company’s Consolidated Financial Statements in the Company’s Form 10-K for the year ended December 31, 2014.

(2)	The amount represents the grant date fair value of option awards granted in the fiscal year valued in accordance with FASB ASC Topic 718. This amount does not represent our accounting expense for these awards during the year and does not correspond to the actual cash value recognized by the named executive officer when received. The 2014 Option Awards compensation reported for all named executive officers relates to awards of stock options granted pursuant to the 2008 Equity Incentive Plan with the exception of inducement awards for Peter Limeri. See “Compensation Discussion and Analysis- Long-Term Equity Incentive Compensation” for a description of such plan. Additional information about assumptions used in these calculations is available in Note 1(l) to the Company’s Consolidated Financial Statements in the Company’s Form 10-K for the year ended December 31, 2014.
(3)	Non-Equity Incentive Plan Compensation reported for all named executive officers consists of compensation earned pursuant to the Company’s Short-Term Incentive Plan in 2012 and 2014, which amounts were paid in March 2013 and March 2015, respectively. No amounts were earned by named executive officers pursuant to the Company’s 2013 Short-Term Incentive Plan. In 2014, Mr. Stewart voluntarily chose not to accept his earned bonus. See “Compensation Discussion and Analysis – Cash Bonus – 2014 Short-Term Incentive Plan” for a description of the 2014 Short-Term Incentive Plan.
(4)	Mr. Stewart’s reported All Other Compensation for 2013 includes compensation for his services as a director for the period prior to his appointment as President and CEO, including $57,500 of fees earned or paid in cash, $47,430 of stock awards and $16,825 of option awards. These stock and option award values were determined consistent with footnotes 1 and 2 above.
(5)	Mr. Limeri joined the Company as Senior Vice President – Finance on September 11, 2014 and began serving as the Company’s Chief Financial Officer and Treasurer on November 17, 2014.
(6)	Mr. Cochrane’s reported All Other Compensation for 2014 includes a matching contribution to the Company’s 401(k) Plan.
(7)	Mr. Pamnani’s reported All Other Compensation for 2012, 2013 and 2014 includes a matching contribution to the Company’s 401(k) Plan.
(8)	Mr. Pamnani’s Bonus in 2012 consists of a discretionary payout of $10,000 under the 2012 Short-Term Incentive Plan.
(9)	Mr. Sachdev’s reported All Other Compensation for 2014 includes a matching contribution to the Company’s 401(k) Plan and reimbursed airline ticket costs for travel to India by Mr. Sachdev and his family.
(10)	Mr. Lee served as the Company’s Chief Financial Officer and Treasurer until November 17, 2014. Mr. Lee’s reported All Other Compensation for 2014 includes $332,793 for payments to which Mr. Lee was entitled in connection with his departure from the Company on December 31, 2014 and a $3,000 matching contribution to the Company’s 401(k) Plan. The 2013 amount includes a matching contribution to the Company’s 401(k) Plan.
(11)	Mr. Shand served as the Company’s Senior Vice President – Growth and Development until August 15, 2014. Mr. Shand’s reported All Other Compensation for 2014 includes $345,000 for separation payments to which Mr. Shand was entitled in connection with his departure from the Company on August 15, 2014 and a $3,000 matching contribution to the Company’s 401(k) Plan. The 2012 and 2013 amounts include a matching contribution to the Company’s 401(k) Plan.
(12)	Mr. Shand’s Bonus in 2012 consists of a discretionary payout of $30,000 under the 2012 Short-Term Incentive Plan.

Employment Agreements

The Company has entered into employment agreements with all of its current named executive officers, the terms of which are described under “Compensation Discussion and Analysis—Employment Arrangements.”

Potential Payments Upon Termination or Change of Control

Under the terms of the employment agreements and other arrangements with its named executive officers, the Company has agreed to make severance payments to the named executive officers upon the termination of their employment. The following table shows the estimated payments and benefits for each named executive officer under the various employment termination scenarios set forth in their respective employment agreements assuming a triggering event took place on December 31, 2014. In accordance with SEC regulations, we do not report any amount to be provided to a named executive officer under any arrangement which does not discriminate in scope, terms, or operation in favor of our executive officers and which is available generally to all salaried employees. Notwithstanding the amounts described below, other than accrued obligations, an executive’s right to receive any payments or benefits upon termination of his employment is contingent upon the executive’s executing a separation and release agreement in a form acceptable to the Company.

Name	Benefit	Termination without Cause or Resignation with Good Reason- No Change of Control(1)	Termination without Cause or Resignation with Good Reason- Change of Control(2)	Termination with Cause (3)	Death, Disability or Resignation without Good Reason(4)
		($)	($)	($)	($)
Ronald Stewart	Severance Payment	515,000	772,500	—	—
	Bonus	120,429	120,429	—	120,429
	Health Care Coverage	—	—	—	—
	Vested Options and Restricted Stock(5)	50,336	908,336	—	50,336
	Outplacement Services	20,000	20,000	—	—
Peter Limeri	Severance Payment	300,000	450,000	—	—
	Bonus	14,031	14,031	—	14,031
	Health Care Coverage	11,684	17,527	—	—
	Vested Options and Restricted Stock(5)	28,992	286,000	—	—
	Outplacement Services	20,000	20,000	—	—
Michael Cochrane	Severance Payment	475,000	487,500	—	—
	Bonus	48,894	48,894	—	48,894
	Health Care Coverage	7,456	7,660	—	—
	Vested Options and Restricted Stock(5)	342,388	342,388	—	—
	Outplacement Services	20,000	20,000	—	—
Puneet Pamnani	Severance Payment	242,000	363,000	—	—
	Bonus	37,322	37,322	—	37,322
	Health Care Coverage	4,420	6,630	—	—
	Vested Options and Restricted Stock(5)	253,342	253,342	—	—
	Outplacement Services	20,000	20,000	—	—
Tushar Sachdev	Severance Payment	260,000	390,000	—	—
	Bonus	35,091	35,091	—	35,091
	Health Care Coverage	9,866	14,799	—	—
	Vested Options and Restricted Stock(5)	234,945	234,945	—	—
	Outplacement Services	20,000	20,000	—	—

(1)	Other than within two years after a change of control, if a named executive officer: (x) terminates his employment for good reason (as defined in such named executive officer’s employment agreement), (y) is terminated by the Company without cause (as defined in such named executive officer’s employment agreement), or (z) terminates his employment upon the Company’s failure to renew such named executive officer’s employment agreement, then the named executive officer is entitled to the following: (i) payment of the named executive officer’s annual base salary for the period equal to (A) the greater of one year or the sum of four weeks for each full year of continuous service the named executive officer has with the Company for each named executive officers other than Mr. Stewart, or (B) with respect to Mr. Stewart, 12 months (as applicable, the “Severance Period”); (ii) payment of any actual earned full-year bonus (pro-rated) for the year in which the named executive officer’s employment termination occurs; (iii) continuation of health care plan coverage, other than that under a flexible spending account, for the applicable Severance Period; (iv) payment of any accrued obligations; (v) vesting (i) with respect to each of the named executive officers other than Mr. Stewart and Mr. Limeri, in full of the named executive officer’s outstanding unvested options, restricted stock and other equity-based awards that would have vested solely based on the continued employment of the named executive officer, as well as the continuation of outstanding stock options until the earlier of one year after the date of termination of the named executive officer’s employment or the original expiration date of the options, or (ii) with respect to Mr. Stewart, (A) unvested options will vest on a pro rata basis determined by Mr. Stewart’s length of service as CEO of the Company, and (B) prorated vesting of restricted stock based on a combination of time (service as CEO since grant date) and appreciation in the price of the Company’s stock; or (iii) with respect to Mr. Limeri, vesting of a prorated number of the outstanding unvested options, restricted stock and other equity-based awards that would have vested based solely on continued employment through the first applicable vesting date immediately following the date of termination of employment for each type of such award based on the number of months elapsed since the immediately preceding vesting date (or, if none, since the grant date) of such award, and (vi) payment of up to $20,000 of outplacement services for all named executive officers.
(2)	If a termination described in footnote (1) above occurs within two years of a change of control, all named executive officers would also receive the same payments and benefits described in footnote (1) except that (i) the payment of the named executive officer’s annual base salary shall be for the period equal to (A) the greater of 18 months or the sum of four weeks for each full year of continuous service the named executive officer has with the Company for each named executive officer other than Mr. Stewart, or (B) with respect to Mr. Stewart, 18 months (the “Change in Control Severance Period”), and (ii) the named executive officer’s health care plan coverage shall continue for the applicable Change in Control Severance Period. In addition, Mr. Stewart and Mr. Limeri’s outstanding unvested options and restricted stock will vest in full.
(3)	If the Company terminates a named executive officer’s employment for cause, the employment agreement of such named executive officer shall terminate and the Company will have no further obligations to the named executive officer other than to pay any accrued obligations, which shall not include any bonus otherwise payable to the named executive officer.
(4)	If the named executive officer’s employment is terminated for reason of death or incapacity, the named executive officer shall be entitled to receive (i) payment of an amount equal to the actual full-year bonus earned for the year that includes his death or incapacity, prorated based on the number of days the executive is employed for the year; and (ii) payment of any accrued obligations. In addition, if Mr. Stewart’s employment is terminated for reason of death or incapacity he shall also be entitled to (A) unvested options that will vest on a pro rata basis determined by Mr. Stewart’s length of service as CEO of the Company, and (B) prorated vesting of restricted stock based on a combination of time (service as CEO since grant date) and appreciation in the price of the Company’s stock. If a named executive officer resigns without good reason, the employment agreement of such named executive officer shall terminate and the Company will have no further obligations to the named executive officer other than to pay any accrued obligations, including any bonus earned for a completed fiscal year which has not been paid. The bonus amounts reflected in this column represent the bonus earned in 2014, which was payable in 2015.
(5)	The intrinsic value of stock awards is calculated based on the closing price of our common stock on December 31, 2014 of $5.72. These amounts do not include the value of vested equity awards as of December 31, 2014.

Mr. Lee retired from the Company effective December 31, 2014 and Mr. Shand left the Company effective August 15, 2014. In connection with their respective departures from the Company, Mr. Lee and Mr. Shand each entered into a separation agreement with the Company. For additional information regarding these separation agreements, please see “Compensation Discussion and Analysis – Employment Arrangements” above.

Plan-Based Awards

The following tables set forth certain information regarding awards made under the Company’s various incentive plans. For additional information regarding these incentive plans and awards, please see “Compensation Discussion and Analysis” above.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL YEAR 2014

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All other Stock Awards: Number of Shares of Stock or Units		All other Option Awards: Number of Securities Under- lying Options(4)	Exercise Or Base Price of Option Awards	Grant Date Fair Value Of Stock And Option Awards(5)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	(#)		(#)	($/Sh)	($)
Ronald Stewart	— 6/27/14 6/27/14 6/27/14	64,375	386,250	772,500	—	—	—	—		166,666 166,666 166,668	6.36 6.99 7.63	309,849 292,882 302,002
Peter Limeri	—	7,500	45,000	90,000	—	—	—	—		—	—	—
Michael Cochrane	— 6/27/14 6/27/14 6/27/14 6/27/14	26,136	156,816	313,632	—	—	—	40,000	(2)	58,333 58,333 58,334	6.36 6.99 7.63	254,400 108,447 102,509 105,701
Puneet Pamnani	— 6/27/14 6/27/14 6/27/14 6/27/14	19,950	119,702	239,404	—	—	—	20,000	(2)	33,333 33,333 33,334	6.36 6.99 7.63	127,200 61,969 58,576 60,401
Tushar Sachdev	— 6/27/14 6/27/14 6/27/14 6/27/14	18,758	112,546	225,092	—	—	—	30,000	(3)	45,000 45,000 45,000	6.36 6.99 7.63	190,800 83,660 79,079 81,540
Robert Lee	— 6/27/14 6/27/14 6/27/14 6/27/14	23,214	139,283	278,566	—	—	—	5,000	(2)	10,000 10,000 10,000	6.36 6.99 7.63	31,800 18,591 17,573 18,120
James Shand	—	17,939	107,633	215,266	—	—	—	—		—	—	—

(1)	The Threshold, Target and Maximum Payouts reported for all named executive officers were based upon the Company’s attainment of certain annual revenue and adjusted EBITDA objectives, all as provided in the Company’s 2014 Short-Term Incentive Plan. The Company exceeded the specified minimum revenue level, but did not meet the adjusted EBITDA objectives under the 2014 Short-Term Incentive Plan. Mr. Stewart decided to forego any payout for 2014. The payouts for each of the remaining executive officers were as follows: Mr. Limeri $14,031, Mr. Cochrane $48,894, Mr. Pamnani $37,322, Mr. Sachdev $35,091, Mr. Lee $43,427 and Mr. Shand $33,559. See “Compensation Discussion and Analysis – Cash Bonus – 2014 Short-Term Incentive Plan” for a description of the 2014 Short-Term Incentive Plan.
(2)	Grants of restricted stock pursuant to the 2008 Equity Incentive Plan, which vest in three equal installments on each of June 27, 2015, 2016 and 2017.
(3)	Grants of restricted stock units pursuant to the 2008 Equity Incentive Plan, which vest in three equal installments on each of June 27, 2015, 2016 and 2017.
(4)	Grants of options pursuant to the 2008 Equity Incentive Plan which vest in three equal installments on each of June 27, 2015, 2016 and 2017.
(5)	The amount represents the grant date fair value of awards in accordance with FASB ASC Topic 718. Additional information about assumptions used in these calculations is available in Note 1(l) to the Company’s Consolidated Financial Statements in the Company’s Form 10-K for the year ended December 31, 2014.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2014

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options: Exercisable	Number of Securities Underlying Unexercised Options: Unexercisable		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested		Market Value of Shares or Units of Stock that Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested
	(#)(1)	(#)(1)		($)		(#)(2)		($)(3)	(#)	($)
Ronald Stewart	4,985 8,546 — — — —	8,546 — 100,000 166,666 166,666 166,668	(4) (5) (6) (7) (8)	7.72 5.55 6.54 6.36 6.99 7.63	11/11/2019 06/16/2020 12/12/2020 06/26/2020 06/26/2020 06/26/2020	158,546	(15)	906,883	—	—
Peter Limeri	— — —	30,000 30,000 30,000	(9) (10) (11)	6.04 6.64 7.24	09/10/2020 09/10/2020 09/10/2020	50,000	(16)	286,000	—	—
Michael Cochrane	3,704 7,213 8,333 10,000 8,750 6,250 8,125 — — —	— — — — — 3,125 16,250 58,333 58,333 58,333	(12) (13) (6) (7) (8)	9.51 2.82 3.96 6.09 7.41 7.53 5.55 6.36 6.99 7.63	09/16/2015 05/25/2016 06/22/2017 2/16/2018 5/22/2018 06/18/2019 06/16/2020 06/26/2020 06/26/2020 06/26/2020	59,375	(17)	339,625	—	—
Puneet Pamnani	3,606 6,667 6,250 15,000 6,000 — — —	— — — 7,500 12,000 33,333 33,333 33,334	(12) (13) (6) (7) (8)	2.82 3.96 7.41 7.53 5.55 6.36 6.99 7.63	05/26/2016 06/23/2017 05/22/2018 06/18/2019 06/16/2020 06/26/2020 06/26/2020 06/26/2020	43,934	(18)	251,302	—	—
Tushar Sachdev	5,000 1,042 10,000 1,250 2,000 1,250 3,750 — — —	— — — — 1,000 2,500 7,500 45,000 45,000 45,000	(12) (13) (14) (6) (7) (8)	5.90 3.96 6.09 7.41 7.53 5.55 6.03 6.36 6.99 7.63	04/08/2017 06/22/2017 02/16/2018 05/22/2018 06/18/2019 06/16/2020 07/24/2020 06/26/2020 06/26/2020 06/26/2020	41,000	(19)	234,520	—	—
Robert Lee	3,704 16,265 25,247 18,000 33,750 22,500 10,000 10,000 10,000	— — — — — — — — —		9.51 2.82 3.96 7.41 7.53 5.55 6.36 6.99 7.63	09/17/2015 05/26/2016 06/23/2017 05/22/2018 06/18/2019 06/16/2020 06/26/2020 06/26/2020 06/26/2020	—		—	—	—

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options: Exercisable	Number of Securities Underlying Unexercised Options: Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested	Market Value of Shares or Units of Stock that Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested
	(#)(1)	(#)(1)	($)		(#)(2)	($)(3)	(#)	($)
James Shand	25,313 30,000	— —	7.41 7.53	05/22/2018 06/18/2019	—	—	—	—

(1)	In accordance with the terms of the employment agreements of all named executive officers other than Mr. Stewart and Mr. Limeri, all unvested options automatically vest in the event an officer’s employment is terminated without cause, the officer terminates employment for “good reason,” or the Company chooses to not extend the term of an officer’s employment agreement. With respect to Mr. Limeri, all unvested options will vest on a pro rata basis determined by the number of months elapsed since the preceding vesting date or, if none, since the grant date. With respect to Mr. Stewart, all unvested options will vest on a pro rata basis determined by Mr. Stewart’s length of service as CEO of the Company if his employment is terminated without cause or if he terminates his employment for “good reason.” In such circumstances, the vested options remain outstanding until the earlier of (i) one year after the termination of employment or (ii) the original expiration date of the options. If the employment with the Company of any named executive officer other than Mr. Stewart terminates for any other reason, all unvested options are immediately forfeited. With respect to Mr. Stewart, in the case of death or incapacity all unvested options will vest on a pro rata basis determined by Mr. Stewart’s length of service as CEO of the Company. Mr. Stewart’s unvested options are immediately forfeited if his employment terminates for any other reason. The options become 100% vested upon a change of control for all named executive officers.
(2)	In accordance with the terms of employment agreements of all named executive officers other than Mr. Stewart and Mr. Limeri, unvested shares of restricted stock with service-based vesting will automatically vest if an officer’s employment is terminated without cause, the officer terminates employment for “good reason,” or the Company chooses to not extend the term of an officer’s employment agreement. With respect to Mr. Limeri, all unvested shares of restricted stock will vest on a pro rata basis determined by the number of months elapsed since the preceding vesting date or, if none, since the grant date. With respect to Mr. Stewart, all unvested shares of restricted stock will vest on a pro rata basis determined by a combination of Mr. Stewart’s length of service as CEO of the Company and appreciation in the price of the Company’s stock if his employment is terminated without cause or if he terminates his employment for “good reason.” With respect to Mr. Stewart, in the case of death or incapacity unvested shares of restricted stock will vest on a pro rata basis determined by a combination of Mr. Stewart’s length of service as CEO of the Company and appreciation in the price of the Company’s stock. All shares of restricted stock will become 100% vested upon a change of control for all named executive officers.
(3)	Based on $5.72 per share; the closing market price of the Company’s common stock on December 31, 2014.
(4)	These options will vest on November 12, 2015.
(5)	These options will vest in three equal installments on each of June 15, 2015, 2016 and 2017.
(6)	These options will vest on June 27, 2015.
(7)	These options will vest on June 27, 2016.
(8)	These options will vest on June 27, 2017.
(9)	These options will vest on September 11, 2015.
(10)	These options will vest on September 11, 2016.

(11)	These options will vest on September 11, 2017.
(12)	These options will vest on June 19, 2015.
(13)	These options will vest in two equal installments on each of June 17, 2015, and 2016.
(14)	These options will vest in two equal installments on each of June 17, 2015 and 2016.
(15)	Mr. Stewart’s restricted stock holdings include: (a) 8,546 shares which vest on November 12, 2015; and (b) 150,000 shares which vest on December 13, 2016.
(16)	Mr. Limeri’s restricted stock holdings include 50,000 shares which vest in three equal installments on each of September 11, 2015, 2016 and 2017.
(17)	Mr. Cochrane’s restricted stock holdings include (a) 3,125 shares which vest on June 19, 2015; (b) 16,250 share which vest in two equal installments on each of June 17, 2015 and 2016; and (c) 40,000 shares which vest in three equal installments on each of June 27, 2015, 2016 and 2017.
(18)	Mr. Pamnani’s restricted stock and performance unit holdings include (a) 3,370 shares which vest on June 19, 2015; (b) 4,130 MIP performance units which vest on June 19, 2015; (c) 4,434 shares which vest on August 16, 2015; (d) 12,000 shares which vest in two equal installments on each of June 17, 2015 and 2016; and (e) 20,000 shares which vest in three equal installments on each of June 27, 2015, 2016 and 2017.
(19)	Mr. Sachdev’s restricted stock unit holding include (a) 1,000 units which vest on June 19, 2015; (b) 2,500 units which vest in two equal installments on each of June 17, 2015 and 2016; (c) 7,500 units which vest in two equal installments on each of June 17, 2015 and 2016; and (d) 30,000 units which vest in three equal installments on each of June 27, 2015, 2016 and 2017.

OPTION EXERCISES AND STOCK VESTED

FOR FISCAL YEAR 2014

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
	(#)	($)(1)	(#)	($)(1)
Ronald Stewart	—	—	8,546	55,122
Peter Limeri	—	—	—	—
Michael Cochrane	—	—	14,168	91,325
Puneet Pamnani	—	—	20,017	128,205
Tushar Sachdev	—	—	6,418	41,338
Robert Lee	—	—	56,000	324,580
James Shand	105,478	172,132	73,439	459,813

(1)	Based on the closing market price of the Company’s common stock on the date on which such shares were exercised or vested.

CERTAIN TRANSACTIONS

We may enter into business transactions in the ordinary course of business with our directors and officers, including members of their families or corporations, partnerships or other organizations in which these directors and officers have a controlling interest. If transactions between the Company and any of our directors or officers occur, the transaction:

•	will be on substantially the same terms, including as those prevailing at the time for comparable transactions with unrelated parties;

•	will be on terms no less favorable than could be obtained from an unrelated third party; and

•	will be approved by a majority of the directors who do not have an interest in the transaction.

The Company does not have a written policy regarding related party transactions. However, as required by the Nasdaq Listing Rules and the Company’s Audit Committee Charter, all related party transactions are reviewed and approved by the Audit Committee. For purposes of this review and approval, the term “related party transaction” is generally defined as any transaction (or series of related transactions) in which the Company is a participant and the amount involved exceeds $120,000, and in which any director, director nominee, or executive officer of the Company, any holder of more than 5% of the outstanding voting securities of the Company, or any immediate family member of the foregoing persons will have a direct or indirect interest.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Cole and Whitters and Ms. Mangum currently comprise the Compensation Committee. None of the members of the Compensation Committee had any “interlocks” within the meaning of Item 407(e)(4) of the SEC Regulation S-K during fiscal year 2014.

OWNERSHIP OF DIRECTORS, PRINCIPAL SHAREHOLDERS

AND CERTAIN EXECUTIVE OFFICERS

The following tables set forth certain information regarding the beneficial ownership of the Company’s common stock as of April 15, 2015, by (i) each person (or group of affiliated persons) known by the Company to be the beneficial owner of more than 5 percent of the outstanding common stock of the Company; (ii) each director and director nominee of the Company; (iii) the current Named Executive Officers; and (iv) all of the Company’s executive officers and directors as a group. Except as otherwise indicated in the footnotes to this table, the Company believes that the persons named in this table have sole investment and voting power with respect to all the shares of common stock indicated.

Beneficial Owner	Total Beneficial Ownership	Percent of Shares Beneficially Owned(1)
Zuckerman Investment Group, LLC(2) 155 N. Wacker Drive, Suite 1700 Chicago, IL 60606	2,810,576	10.96%
Ameriprise Financial, Inc.(3) 145 Ameriprise Financial Center Minneapolis, MN 55474	2,462,589	9.60%
Concept Asset Management, a division of Concept Capital Markets, LLC(4) 1010 Franklin Avenue Suite 303 Garden City, NY 11530	1,992,050	7.76%
BlackRock, Inc.(5) 55 East 52nd Street New York, NY 10022	1,863,210	7.26%
Headlands Capital Management, LLC(6) One Ferry Building Suite 255 San Francisco, CA 94111	1,740,541	6.78%
Becker Drapkin Management, L.P.(7) 500 Crescent Court, Suite 230 Dallas, TX 75201	1,561,966	6.09%

(1)	Applicable percentage ownership at April 15, 2015 is based upon 25,654,992 shares of common stock outstanding, adjusted in the case of certain options and other conversion rights. Shares of common stock subject to options and rights that are currently exercisable or convertible, or will become exercisable or convertible within 60 days of April 15, 2015 are deemed outstanding for computing the percentage ownership of the person holding such options or rights, but are not deemed outstanding for computing the percentage ownership of any other persons. Beneficial ownership is determined in accordance with the rules of the SEC under which shares are beneficially owned by the person or entity that holds investment and/or voting power.

(2)	Information is based on publicly reported holdings as of the date of the most recently filed Schedule 13G/A, as filed on February 6, 2015 by Zuckerman Investment Group, LLC. Zuckerman Investment Group, LLC, Sherwin A. Zuckerman and Daniel R. Zuckerman jointly filed the Schedule 13G/A pursuant to a Joint Filing Agreement and collectively report that they may be deemed to beneficially own 2,810,576 shares.
(3)	Information is based on publicly reported holdings as of the date of the most recently filed Schedule 13G/A, as filed on February 17, 2015. Ameriprise Financial, Inc., Columbia Management Investment Advisors, LLC and Columbia Small Cap Core Fund jointly filed the Schedule 13G/A pursuant to a Joint Filing Agreement. Ameriprise Financial, Inc. and Columbia Management Investment Advisors, LLC each reports that they may be deemed to beneficially own 2,462,589 shares, while Columbia Small Cap Core Fund reports that it may be deemed to beneficially own 1,370,835 shares. Ameriprise Financial, Inc. is the parent holding company of Columbia Management Investment Advisors, LLC. Columbia Management Investment Advisors, LLC is the investment advisor to Columbia Small Cap Core Fund.
(4)	Information is based on publicly reported holdings as of the date of the most recently filed Schedule 13G, as filed on February 10, 2015 by Concept Asset Management, a division of Concept Capital Markets, LLC.
(5)	Information is based on publicly reported holdings as of the date of the most recently filed Schedule 13G/A, as filed on January 29, 2015 by BlackRock, Inc.
(6)	Information is based on publicly reported holdings as of the date of the most recently filed Schedule 13G/A, as filed on February 17, 2015. Headlands Strategic Opportunities Fund, LP, Headlands Capital Management, LLC, David E. Park III and David W. Cost Jr. jointly filed the Schedule 13G/A pursuant to a Joint Filing Agreement and collectively report that they may be deemed to beneficially own 1,740,541 shares.
(7)	Information is based on publicly reported holdings as of the date of the most recently filed Schedule 13D, as filed on April 20, 2015 by Becker Drapkin Management, L.P. Becker Drapkin Management, L.P., Becker Drapkin Partners (QP), L.P., Becker Drapkin Partners, L.P., BC Advisors, LLC, Steven R. Becker, and Matthew A. Drapkin jointly filed the Schedule 13D pursuant to a Joint Filing Agreement and collectively report that they may be deemed to beneficially own 1,561,966 shares.

Directors, Named Executive Officers and Directors and Officers as a Group:

Beneficial Owner	Beneficial Holdings (Excluding Options)	Certain Shares Subject to Options (1)	Total Beneficial Ownership	Percent of Shares Beneficially Owned(2)
Michael Cochrane	95,955	52,375	148,330	*
David A. Cole	77,440	53,902	131,342	*
Patrick G. Dills	140,432	45,356	185,788	*
Archelle Georgiou Feldshon	41,875	41,875	83,750	*
William F. Kimble	—	—	—	*
Peter Limeri	50,000	—	50,000	*
Mylle H. Mangum	20,653	12,107	32,760	*
Philip J. Mazzilli, Jr.	92,578	36,810	129,388	*
Gregory J. Owens	11,395	—	11,395	*
Puneet Pamnani	76,809	37,523	114,332	*
Tushar K. Sachdev	12,029	24,292	36,321	*
Ronald E. Stewart	216,677	13,531	230,208	*
Joseph E. Whitters	95,653	12,107	107,760	*
Robert B. Lee(3)	83,352	149,466	232,818	*
James R. Shand(4)	133,449	55,313	188,762	*
All current directors and executive officers as a group (16 persons)	1,110,763	419,796	1,530,559	5.87%

*	Represents holdings of less than one percent.
(1)	Represents shares that may be acquired currently or within 60 days after April 15, 2015 through the exercise of stock options.
(2)	Applicable percentage ownership at April 15, 2015 is based upon 25,654,992 shares of common stock outstanding, adjusted in the case of certain options and other conversion rights. Shares of common stock subject to options and rights that are currently exercisable or convertible, or will become exercisable or convertible within 60 days of April 15, 2015 are deemed outstanding for computing the percentage ownership of the person holding such options or rights, but are not deemed outstanding for computing the percentage ownership of any other persons. Beneficial ownership is determined in accordance with the rules of the SEC under which shares are beneficially owned by the person or entity that holds investment and/or voting power.
(3)	Mr. Lee resigned from his positions as Chief Financial Officer and Treasurer of the Company effective November 17, 2014. The information reported for Mr. Lee’s beneficial holdings (excluding options) is based on information available to the Company as of November 17, 2014.
(4)	Mr. Shand was the Company’s Senior Vice President – Growth and Development until he left the Company effective August 15, 2014. The information reported for Mr. Shand’s beneficial holdings (excluding options) is based on information available to the Company as of August 15, 2014.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors and persons who beneficially own more than 10% of the Company’s stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Executive officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on its review of copies of forms received by it pursuant to Section 16(a) of the Exchange Act, and written representations from certain reporting persons, the Company believes that with respect to 2014, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10 percent beneficial owners were timely satisfied.

EXECUTIVE OFFICERS

Each of the executive officers of the Company was appointed by the Board of Directors to serve at the pleasure of the Board of Directors or until their successors are elected or until their earlier resignation, removal or death. The following table lists the current executive officers of the Company and their ages and offices with the Company.

Name	Age	Period Employed in Current Position
Ronald E. Stewart, President and Chief Executive Officer	60	Since December 2013

Peter Limeri, Chief Financial Officer and Treasurer	49	Since November 2014*

Victor A. Allums, Senior Vice President, General Counsel and Secretary	56	Since May 2006**

Michael Cochrane, Senior Vice President – Global Client Operations	49	Since April 2014***

Catherine Lee, Senior Vice President – Human Resources	58	Since January 2015

Puneet Pamnani, Senior Vice President and Chief Strategy Officer	41	Since February 2012****

Michael W. Reene, Senior Vice President – Growth and Market Development	59	Since September 2014

Tushar K. Sachdev, Senior Vice President – Global Shared Services and Chief Information Officer	42	Since July 2013*****

*	Mr. Limeri was originally hired as Senior Vice President – Finance in September 2014 and was promoted to his current position in November 2014.
**	Mr. Allums was originally hired in February 2006 as Senior Vice President and Assistant Secretary and was promoted to his current position in May 2006.
***	Mr. Cochrane was originally hired in February 1995 and was promoted to his current position in April 2014.

****	Mr. Pamnani was originally hired in April 2009 as Vice President, Strategy and Mergers/Acquisitions and he was promoted to his current position in February 2012.
*****	Mr. Sachdev was originally hired in April 2010 as Vice President, India Operations and was promoted to his current position in July 2013.

For biographical information regarding Mr. Stewart, please see “Information about the Class II Directors whose Terms will Expire at the 2016 Annual Meeting of Shareholders” above.

Peter Limeri, Chief Financial Officer and Treasurer, joined the Company in September 2014 as Senior Vice President – Finance and was promoted to his current position in November 2014. Mr. Limeri has over 25 years of financial experience, including his previous service with the Company as Chief Financial Officer from February 2006 until May 2009. Mr. Limeri’s previous experience also includes serving as President and Chief Executive Officer of LCG, LLC, a management consulting firm specializing in strategic, financial and operation transformations, from December 2010 until September 2014. He also served as President and Chief Financial Officer of Physiotherapy Associates, a national healthcare provider dedicated to outpatient rehabilitation and orthotics and prosthetics service, from May 2009 until November 2010.

Victor A. Allums, Senior Vice President, General Counsel and Secretary, joined the Company in February 2006 and was Senior Vice President and Assistant Secretary prior to his appointment to his current position in May 2006. For nine years prior to joining the Company, Mr. Allums was Senior Vice President and General Counsel of GE Business Productivity Solutions, a subsidiary of General Electric Capital Corporation. Prior to his tenure with GE, he served as Assistant General Counsel of ALLTEL Information Services Healthcare Division. Mr. Allums began his career with the Atlanta law firm of Troutman Sanders.

Michael Cochrane, Senior Vice President – Global Client Operations, is responsible for the Company’s recovery audit operations worldwide. Mr. Cochrane joined the Company in February 1995 and has vast experience in the delivery and execution of recovery audits. Prior to being promoted to his current role in April 2014, Mr. Cochrane was Vice President, Global Recovery Audit Services, and before that he was responsible for both the Company’s recovery audit services in the U.S., as well as its global audit strategy team. Mr. Cochrane has worked closely with audits and clients across the globe in the delivery of the Company’s Recovery Audit services. Prior to joining the Company, Mr. Cochrane worked in both the retail and manufacturing sectors in finance and internal audit roles.

Catherine Lee, Senior Vice President – Human Resources, joined the Company in January 2015. Prior to joining the Company, Ms. Lee held the role of Global Vice President of Human Resources for the software product group of Swiss-based ABB, a global leader in power and automation technologies. Prior to ABB, Ms. Lee served in human resources leadership positions at a number of leading companies, including Medtronic, Raytheon and Sun Microsystems, where she led organizational transformation and change initiatives.

Puneet Pamnani, Senior Vice President and Chief Strategy Officer, joined the Company in April 2009 as Vice President, Strategy and Mergers/Acquisitions and was promoted to his current position in February 2012. Mr. Pamnani is responsible for developing, refining, and supporting the execution of the Company’s corporate strategy. He also leads the mergers and acquisitions process at the Company. Prior to joining the Company, Mr. Pamnani worked with the management consulting firm Oliver Wyman from 2008 to 2009. Prior to his tenure at Oliver Wyman, he worked with Infosys Consulting, Inc., a wholly owned subsidiary of Infosys Technologies, from 2002 to 2007. Mr. Pamnani started his career with the management consulting firm Booz and Company. Mr. Pamnani is a Chartered Financial Analyst.

Michael W. Reene, Senior Vice President – Growth and Market Development, is responsible for the Company’s growth initiatives, including new business development and the Company’s adjacent services offerings. Mr. Reene joined the company in September 2014. Mr. Reene came to the Company from MWR Consulting, where he provided board-level consulting services. Prior to MWR Consulting, Mr. Reene served as Chief Strategy Officer at ChoicePoint from 2001 until its sale to Lexis-Nexis in 2008. Prior to ChoicePoint, he was a Global Vice President at IBM where he led its Global Telecommunications Vertical organization. Mr. Reene began his career at Andersen Consulting, now Accenture, and rose to become a Managing Partner.

Tushar K. Sachdev, Senior Vice President – Global Shared Services and Chief Information Officer, is responsible for the Company’s global information technology operations, client data services, development of various tools and technologies for the Company’s business lines, and management of the Company’s shared services organization spread across the globe. Mr. Sachdev joined the Company as Vice President, India Operations in April 2010, and was promoted to his current position in July 2013. Prior to joining the Company, Mr. Sachdev worked as an independent consultant to the Company from September 2009 to April 2010, helping to define its outsourcing strategy. Mr. Sachdev previously worked as a Principal Architect with Infosys Technologies Limited from November of 2000 to August of 2009 and has previously worked with other global outsourcing organizations, including Mastek and NIIT.

PRINCIPAL ACCOUNTANTS’ FEES AND SERVICES

The Company incurred the following fees for services performed by its independent registered public accounting firm for 2014 and 2013. All of the services described below were approved by the Audit Committee.

	2014	2013
Audit Fees (1)	$856,849	$935,805
Aggregate fees for professional services for the audit of the Company’s annual financial statements and reviews of financial statements included in the Company’s Forms 10-Q
Audit-Related Fees (2)	$15,000	$89,732
Aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported above
Tax Fees	$12,662	$74,364
Aggregate fees billed for professional services for tax compliance, tax consulting and tax planning
All Other Fees	$—	—
Aggregate fees billed for products and services provided other than the services reported above

(1)	Audit Fees consist of fees for professional services rendered in connection with the audits of (i) annual financial statements of the Company and its subsidiaries, and (ii) the effectiveness of internal control over financial reporting. This category also includes reviews of financial statements included in Form 10-Q filings of the Company and its subsidiaries and services normally provided in connection with statutory and regulatory filings or engagements.
(2)	Audit-Related Fees consist of fees for professional services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under “Audit Fees.” For all periods presented, “Audit-Related Fees” relate to an employee benefit plan audit and fees for service organization controls testing.

SHAREHOLDER PROPOSALS

Shareholders who, in accordance with Securities and Exchange Commission Rule 14a-8, wish to present proposals for inclusion in the Company’s proxy materials to be distributed in connection with next year’s annual meeting of Shareholders must submit their proposals so that they are received at the Company’s principal executive offices no later than the close of business on January 7, 2016. As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included.

In accordance with the Company’s Bylaws, in order to be properly brought before the 2016 Annual Meeting, a shareholder’s notice of the matter the shareholder wishes to present, or the person or persons the shareholder wishes to nominate as a director, must be delivered to the Secretary of the Company at its principal executive offices no less than 90 days, and no more than 120 days before the first anniversary of the date the Company mailed the preceding year’s proxy statement. As a result, any notice given by a shareholder pursuant to these provisions of the Company’s Bylaws (and not pursuant to the SEC’s Rule 14a-8) must be received no earlier than January 7, 2016, and no later than February 6,

2016, unless the Company’s annual meeting date in 2016 is more than 30 days before or after June 16, 2016. SEC rules permit management to vote proxies in its discretion with respect to such matters if we advise shareholders how management intends to vote. If the Company’s 2016 Annual Meeting date is advanced or delayed by more than 30 days from June 16, 2016, then proposals must be received no later than the close of business on the later of the 90th day before the 2016 Annual Meeting or the 10th day following the date on which the meeting date is first publicly announced.

To be in proper form, a shareholder’s notice must include the specified information concerning the proposal or nominee as described in the Company’s Bylaws. A shareholder who wishes to submit a proposal or nomination is encouraged to seek independent counsel about the requirements imposed by the Company’s Bylaws and SEC regulations. The Company will not consider any proposal or nomination that does not meet the Bylaw requirements and the SEC’s requirements for submitting a proposal or nomination.

NOTICES OF INTENTION TO PRESENT PROPOSALS AT THE 2016 ANNUAL MEETING SHOULD BE ADDRESSED TO SECRETARY, PRGX GLOBAL, INC., 600 GALLERIA PARKWAY, SUITE 100, ATLANTA, GEORGIA 30339. THE COMPANY RESERVES THE RIGHT TO REJECT, RULE OUT OF ORDER, OR TAKE OTHER APPROPRIATE ACTION WITH RESPECT TO ANY PROPOSAL THAT DOES NOT COMPLY WITH THESE AND OTHER APPLICABLE REQUIREMENTS.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS

Only one copy of this proxy statement and the documents accompanying it is being delivered to multiple beneficial shareholders who share an address, unless the Company or its authorized agents have received contrary instructions from any such shareholder. These documents are available on the Company’s web site, www.prgx.com. In addition, the Company will deliver promptly, upon written or oral request, a separate copy of this proxy statement and all other enclosed documents to any shareholder to which a single copy was delivered at a shared address. Any instructions to receive a separate copy of such mailings in the future, or request to receive a copy of this proxy statement or enclosed documents, may be made in writing or by telephone to the Company’s Secretary, Victor A. Allums, at PRGX Global, Inc., 600 Galleria Parkway, Suite 100, Atlanta, Georgia 30339, (770) 779-3900. If you are a beneficial holder and have previously provided a broker with permission to receive only one copy of these materials at a shared address, you must provide any revocation of such permission to that broker.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING IN PERSON ARE URGED TO SIGN, COMPLETE, DATE AND RETURN THE PROXY CARD IN THE ENCLOSED ENVELOPE, TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

By Order of the Board of Directors:

Patrick G. Dills
Chairman

Dated: May 6, 2015

PRGX GLOBAL, INC.
COMMON STOCK
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR USE AT THE ANNUAL MEETING OF SHAREHOLDERS ON JUNE 16, 2015
The undersigned shareholder hereby appoints Ronald E. Stewart, Peter Limeri and Victor A. Allums, or any of them, with full power of substitution, to act as proxy for, and to vote the stock of, the undersigned at the Annual Meeting of Shareholders of PRGX Global, Inc. (the "Company") to be held on June 16, 2015, and any adjournments thereof. The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and the accompanying Proxy Statement, and grants authority to said proxies, or their substitutes, and ratifies and confirms all that said proxies may lawfully do in the undersigned's name, place and stead. The undersigned instructs said proxies to vote as indicated hereon.
THE PROXIES SHALL VOTE AS SPECIFIED ON THE REVERSE, OR IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" EACH OF THE LISTED NOMINEES AND "FOR" PROPOSALS 2 AND 3. ALL PROPOSALS ARE DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT.
PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
(Continued and to be signed on the reverse side.)
1.1 14475

ANNUAL MEETING OF SHAREHOLDERS OF
PRGX GLOBAL, INC.
COMMON STOCK PROXY CARD
June 16, 2015
GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting and Proxy Statement and 2014 Annual Report on Form 10-K are available at www.prgx.com/proxy.
Please sign, date and mail your proxy card in the envelope provided as soon as possible.
Please detach along perforated line and mail in the envelope provided.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE
20330030000000000000 6 061615
NOMINEES:
FOR ALL NOMINEES O Gregory Owens O Joseph E. J. Whitters Class I Class I director director
WITHHOLD AUTHORITY O William F. Kimble Class III director
FOR ALL NOMINEES EXCEPT
(See FOR ALL instructions below)
The Board of Directors recommends a vote FOR ALL NOMINEES.
INSTRUCTIONS:To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:
The Board of Directors recommends a vote FOR ALL NOMINEES.
2. Ratification of Appointment of BDO USA, LLP as PRGX’s independent registered public accounting firm for fiscal year 2015.
The Board of Directors recommends a vote FOR: FOR AGAINST ABSTAIN
3. Approval, on an advisory basis, of the compensation paid to the Company’s named executive officers.
4. In the discretion of the proxies, upon such other matters as may properly come before the meeting or any adjournment thereof.
THE PROXIES SHALL VOTE AS SPECIFIED ABOVE OR IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” EACH OF THE LISTED NOMINEES AND “FOR” PROPOSALS 2 AND 3.
PRGX GLOBAL, INC. COMMON STOCK PROXY CARD
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